                                                                    EXHIBIT 10.8



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                            STOCK PURCHASE AGREEMENT


                            DATED AS OF MAY 27, 1992


                                 BY AND BETWEEN


                            CLARK EQUIPMENT COMPANY


                                      AND


                               TEREX CORPORATION



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
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I    DEFINITIONS                                                       1

         SECTION 1.01.     Certain Defined Terms ..................            1

ARTICLE II   PURCHASE AND SALE ....................................            9

         SECTION  2.01.    Purchase and Sale of Group Stock;
                           Effectiveness ..........................            9
         SECTION  2.02.    Purchase Price; Payment ................           10
         SECTION  2.03.    Closing ................................           11
         SECTION  2.04.    Allocation of Purchase Price ...........           12

ARTICLE III  REPRESENTATIONS OF CEC ...............................           12

         SECTION  3.01.    Authority of CEC .......................           12
         SECTION  3.02.    Organization of the Specified
                           Transferred Affiliates .................           12
         SECTION  3.03.    Capitalization; Ownership of Group
                           Stock ..................................           13
         SECTION  3.04.    No Conflicts ...........................           13
         SECTION  3.05.    Litigation .............................           14
         SECTION  3.06.    Compliance with Laws ...................           14
         SECTION  3.07.    Financial Information ..................           14
         SECTION  3.08.    Material Contracts .....................           15
         SECTION  3.09.    Real Properties ........................           16
         SECTION  3.10.    Tangible Personal Property .............           16
         SECTION  3.11.    Employee Benefit Matters ...............           17
         SECTION  3.12.    Environmental Compliance ...............           18
         SECTION  3.13.    Intellectual Property ..................           19
         SECTION  3.14.    Accounts Receivable ....................           20
         SECTION  3.15.    Condition of Assets ....................           20
         SECTION  3.16.    Broker's or Finder's Fees ..............           20
         SECTION  3.17.    Assets Necessary to the Business .......           21


ARTICLE IV   REPRESENTATIONS OF THE PURCHASER .....................           21

         SECTION  4.01.    Organization and Authority of the
                           Purchaser ..............................           21
         SECTION  4.02.    No Conflicts ...........................           22
         SECTION  4.03.    Financing ..............................           22




                                      (i)

                                                                            PAGE
                                                                            ----

         SECTION 4.04.     Investment ..................................      22
         SECTION 4.05.     Broker's or Finder's Fees ...................      22

ARTICLE V    ADDITIONAL AGREEMENTS .....................................      23

         SECTION  5.01.    Conduct of Business Prior to the
                             Closing ...................................      23
         SECTION  5.02.    Investigation ...............................      25
         SECTION  5.03.    Access to Information .......................      26
         SECTION  5.04.    Books and Records ...........................      28
         SECTION  5.05.    Confidentiality .............................      28
         SECTION  5.06.    Reasonable Efforts ..........................      28
         SECTION  5.07.    Amendment of Disclosure Schedule ............      29
         SECTION  5.08.    Existing Insurance Coverage .................      30
         SECTION  5.09.    Continuing Insurance Coverage ...............      31
         SECTION  5.10.    Disclaimer of Warranties ....................      33
         SECTION  5.11.    Contingent Payments .........................      34
         SECTION  5.12.    Further Assurances ..........................      34


ARTICLE VI   EMPLOYMENT AND EMPLOYEE BENEFIT ARRANGEMENTS ..............      34

         SECTION  6.01.    Definitions .................................      34
         SECTION  6.02.    Employment ..................................      35
         SECTION  6.03.    Pension and Other Plans .....................      36
         SECTION  6.04.    Other Benefit Plans .........................      36
         SECTION  6.05.    Severance ...................................      37
         SECTION  6.06.    Required Contributions ......................      38

ARTICLE VII  CONDITIONS TO THE PURCHASER'S OBLIGATIONS .................      38

         SECTION  7.01.    Truth of Representations and
                             Warranties ................................      38
         SECTION  7.02.    Performance of Agreements ...................      39
         SECTION  7.03.    Opinions of CEC's Counsel ...................      39
         SECTION  7.04.    No Material Adverse Change ..................      39
         SECTION  7.05.    No Injunction; HSR ..........................      39
         SECTION  7.06.    Agreements, Etc. ............................      39


ARTICLE VIII CONDITIONS TO CEC'S OBLIGATIONS ...........................      40

         SECTION 8.01.     Truth of Representations and
                             Warranties ................................      40



                                      (ii)

                                                                            PAGE
                                                                            ----

         SECTION  8.02.    Performance of Agreements ..................       40
         SECTION  8.03.    Opinion of Purchaser's Counsel .............       41
         SECTION  8.04.    No Injunction; HSR .........................       41
         SECTION  8.05.    Agreements .................................       41
         SECTION  8.06.    Receipt of Mortgages .......................       41

ARTICLE IX    INDEMNIFICATION .........................................       41

         SECTION  9.01.    Survival of Representations and
                             Warranties ...............................       41
         SECTION  9.02.    Indemnification by the Purchaser ...........       41
         SECTION  9.03.    Indemnification by CEC .....................       43
         SECTION  9.04.    Limitation on Indemnification ..............       44
         SECTION  9.05.    Notice of Claim ............................       45
         SECTION  9.06.    Defense of Third Party Claim;
                             Remediation Actions ......................       46

ARTICLE X     SPECIFIC AGREEMENTS .....................................       47

         SECTION 10.01.    Transfer of Certain Stock ..................       47
         SECTION  10.02.   Transfer of Clark GmbH .....................       48
         SECTION  10.03.   Certain Notices ............................       49
         SECTION  10.04.   Settlement or Compromise  of Certain
                             Claims ...................................       50
         SECTION  10.05.   Certain Undertakings .......................       50
         SECTION  10.06.   Additional Undertakings ....................       51
         SECTION  10.07.   Use of Name ................................       52

ARTICLE XI    TERMINATION .............................................       53

         SECTION 11.01.    Events or Termination ......................       53
         SECTION 11.02.    Effect of Termination ......................       53


ARTICLE XII   MISCELLANEOUS ...........................................       53

         SECTION  12.01.   Knowledge of CEC ...........................       53
         SECTION  12.02.   Expenses ...................................       54
         SECTION  12.03.   Governing Law ..............................       54
         SECTION  12.04.   Captions ...................................       54
         SECTION  12.05.   Publicity ..................................       54
         SECTION  12.06.   Disclaimer of Projections, Etc. ............       54
         SECTION  12.07.   Notices ....................................       55





                                     (iii)







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                                                                            PAGE
                                                                            ----

         SECTION  12.08.   Parties in Interest ..........................     56
         SECTION  12.09.   Counterparts .................................     56
         SECTION  12.10.   Entire Agreement .............................     56
         SECTION  12.11.   Disclosure Schedule ..........................     57
         SECTION  12.12.   Transfer, Etc., Taxes ........................     57
         SECTION  12.13.   Construction of Certain Provisions ...........     57
         SECTION  12.14.   Amendments; No Waivers .......................     58
         SECTION  12.15.   Severability .................................     58
         SECTION  12.16.   Third Party Beneficiaries ....................     58
         SECTION  12.17.   References to Subsidiaries and
                             Affiliates .................................     58

DISCLOSURE SCHEDULES

Section 1.01              Permitted Exceptions
Section 3.03              Group Stock
Section 3.04              Consents, Approvals, Filings, Etc.
Section 3.05              Litigation
Section 3.06              Compliance with Laws
Section 3.08              Material Contracts
Section 3.09(a)           Owned Real Property
Section 3.09(b)           Leased Real Property
Section 3.10              Personal Property
Section 3.11              Employee Benefit Plans
Section 3.12(a)           Environmental Compliance
Section 3.12(b)           Environmental Claims
Section 3.13(a)           Intellectual Property
Section 3.13(b)           Infringements
Section 5.01(c)           Intercompany Arrangements
Section 6.01              Employees


EXHIBITS

EXHIBIT  1.01(a)           Form of Tax Agreement
EXHIBIT  1.01(b)           Form of Trademark Assignment Agreement
EXHIBIT  2.02(c)           Form of Note
EXHIBIT  2.02(d)           Statement of Working Capital
EXHIBIT  2.04              Allocation of Purchase Price
EXHIBIT  3.07              Combined Balance Sheet
EXHIBIT  5.06(b)           Obligations to be Released
EXHIBIT  5.09              Insurance Policies
EXHIBIT  7.03(a)           Form of Opinion of Bernard D. Henely, Esq.
EXHIBIT  7.03(b)           Form of Opinion of White & Case
EXHIBIT  8.03(a)           Form of Opinion of Marvin Rosenberg, Esq.
EXHIBIT  8.03(b)           Form of Opinion of Skadden, Arps, Slate,
                             Meagher & Flom






                                      (iv)

         STOCK PURCHASE AGREEMENT dated as of May 27, 1992, by and between CLARK EQUIPMENT COMPANY, a Delaware corporation ("CEC"), and TEREX CORPORATION, a Delaware corporation (the "Purchaser").

                              STATEMENT OF PURPOSE

         A. The Business (as defined below) is currently conducted through the operations of various members of the CMH Group (as defined below).

         B. CEC, either directly or through the Other Sellers (as defined below), owns all of the issued and outstanding shares of capital stock of each member of the CMH Group (other than the Clarklift/Samsung Entities) and owns a portion of the issued and outstanding shares of capital stock of the Clarklift/Samsung Entities (as more Particularly specified in the definition of "Group Stock" below).

         C. It is the purpose of this Agreement to set forth the terms and conditions pursuant to which CEC will sell, and will cause the Other Sellers to sell, the Group Stock (as defined below) to the Purchaser.


         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Adjustment Amount" shall have the meaning assigned to such term in Section 2.02(d) hereof.

                  "Ancillary Agreements" shall mean, Collectively, the Tax Agreement, the Trademark Assignment Agreement, the Escrow Agreement, the Note, the German Mortgage and the Korean Mortgage.

                  "Assigned Marks" shall have the meaning assigned to such term in the Trademark Assignment Agreement.

                  "Balance Sheet Date" shall have the meaning assigned to such term in Section 3.07 hereof.

                  "Benefit Arrangement" and "Benefit Arrangements" shall have the respective meanings assigned to such terms in Section 6.01(c) hereof.

                  "Business" shall mean the operations, business and activities now, heretofore or hereafter conducted by or on behalf of CMHC, Clark Equipment GmbH, Drexel Industries, Inc., any other member of the CMH Group, or any of their respective direct or indirect subsidiaries, or any or their respective predecessors, successors or assigns (including, without limitation, any predecessor entity, division or business unit which formerly conducted the business of any of the foregoing), including but not limited to the design, testing, manufacture, assembly, construction, marketing, sale, lease, rental, service, repair or distribution of forklift trucks, industrial trucks, tow tractors, automated storage and retrieval Systems, high rise and other automated systems, tugger, powered hand truck, walkies and other types of material handling equipment and products, as well as parts, accessories and attachments relating to any of the foregoing, together with all services and activities incidental to the foregoing, but excluding specifically the business conducted by the other division. and business units of CEC and its affiliates (other than the members of the CMH Group); provided that for purposes of Article III hereof (and
         Article IX hereof to the extent such Article relates to the representation. and warranties made by CEC in Article III hereof), the term "Business" shall not include any of the businesses or activities conducted by the Clarklift/Samsung Entities, Clark Components Korea, Inc., Clark France Manutention S.A., Clark Maquinaria S.A., Golf Cars, Inc. or Engineering Components Inc.

                  "Business Day" shall mean a day of the year on which banks located in New York, New York are not required or authorized by law to be closed.

                  "CEC/CMHC Agreement" shall have the meaning assigned to such term in Section 10.03(a) hereof.

                  "CEC Indemnitee" shall have the meaning assigned to such term in Section 9.02(a) hereof.

                  "Clark Canada" shall mean Clark Material Handling of Canada Ltd., a Canadian corporation and an indirect wholly-owned subsidiary of CEC.

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
                  "Clarklift/Samsung Entities" shall mean, collectively, Clarklift of El Paso Inc., Clarklift of Washington/Alaska, Inc., Samsung-Clark Co., Ltd., Normandie Manutention S.A., and Flandres Manutention S.A.

                  "Closing" shall mean the consummation of the transactions contemplated by Article II hereof in accordance with the terms and upon the conditions set forth in this Agreement.

                  "Closing Date" shall mean July 31, 1992 or such earlier date as the parties hereto may agree.

                  "CMH Group" shall mean, collectively, the Transferred Affiliates; Clark France Manutention S.A., a French corporation; Normandie Manutention S.A., a French corporation; Flandres Manutention S.A., a French corporation; Clark Maquinaria S.A., a Spanish corporation; Golf Cars, Inc., a Pennsylvania corporation; Engineering Components Inc., a Pennsylvania corporation; and Clark Components Korea, Inc., a Korean corporation.

                  "CMHC" shall mean Clark Material Handling Company, a Kentucky Corporation (formerly known as Clark Material Systems company).

                  "Code" shall mean the Internal Revenue Code of 1996, as amended.

                  "Combined Balance Sheet" shall have the meaning assigned to such term in Section 3.07 hereof.

                  "Confidentiality Agreement" shall have the meaning assigned to such term in Section 5.05 hereof.

                  "Designated Benefit Arrangements" shall have the meaning assigned to such term in Section 3.11 hereof.

                  "Designated Plans" shall have the meaning assigned to such term in Section 3.11 hereof.

                  "Disclosure Schedule" shall mean the Disclosure Schedule, dated as of the date hereof, delivered by CEC to the Purchaser, as the same may be amended, supplemented or modified pursuant to the provisions of Section 5.07 hereof.

                  "Eligible Retirees" shall have the meaning assigned to such term in Section 5.01(a) hereof.

                  "Employee" and "Employees" shall have the respective meanings assigned to such terms in Section 6.01(a) hereof.

                  "Environmental Claim" shall mean any claim or notice in writing received by CEC, any of the Other Sellers or any Specified Transferred Affiliate from, or any investigation by, any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned or operated by CEC or (b) any violation, or alleged violation, of any Environmental Law.

                  "Environmental Laws" shall mean any applicable foreign, federal, state or local statutes, laws, rules, codes or regulations relating to pollution or the protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the ReSource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; and their foreign, state or local equivalents.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agent" shall mean The Chase Manhattan Bank, N.A., as escrow agent under the Escrow Agreement.

                  "Escrow Agreement" shall mean the Escrow Agreement dated as of the date hereof among CEC, the Purchaser and the Escrow Agent.

                  "German Mortgage" shall have the meaning assigned to such term in Section 8.08(b) hereof.

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
                  "Group Stock" shall mean (a) all of the issued and outstanding shares of capital stock of each Specified Transferred Affiliate and (b) all of the issued and outstanding shares of capital stack of the clarklift/Samsung Entities (Other than Normandie Manutention S.A. and Flandres Manutention S.A.) owned directly or indirectly by CEC, to wit:
         33,627 shares of common stock, par value $.10 per share, of Clarklift of El Paso, Inc.; 88 shares of common stock, par value $100.00 per share, of clarklift of Washington/Alaska, Inc.; and 80,000 shares of common stock, par value 10,000 Won per share, of Samsung-Clark Co., Ltd.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Hazardous Materials" shall mean materials defined as "hazardous substances", "hazardous wastes", "solid wastes" or words of similar import in any Environmental Laws now existing or hereafter in effect, and in addition shall include petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, and transformers and other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls.

                  "Issuer" shall mean any entity comprising the CMH Group or any substantial portion thereof.

                  "Korean Mortgage" shall have the meaning assigned to such term in Section 8.08(a) hereof.

                  "Loss" and "Losses" shall have the respective meanings assigned to such terms in Section 9.02(a) hereof.

                  "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; provided that for purposes of this Agreement and the Ancillary Agreements, a "Material Adverse Effect" shall not be deemed to have occurred as & result of (i) the actual or anticipated termination, expiration or non-renewal by any party thereto, for any reason, of any dealer, distributorship or agency agreements relating to the CMH Group or the Business, (ii) the actual or anticipated cancellation by any party thereto, for any reason, of any purchase orders, purchase contracts, leases or rental agreements for products, parts, acces-
                  sories or attachments relating to the CMH Group or the Business, (iii) the institution, prosecution or resolution (whether by settlement, judgment or otherwise) of any Product Liability and warranty Claims, (iv) operating losses incurred by or associated with the CMH Group or the Business or (v) the retirement of any or all or the Eligible Retirees.

                  "Note" shall have the meaning assigned to such term in Section 2.02(c) (ii) hereof

                  "Old Clark Canada" shall mean Clark Equipment of Canada Ltd., a Canadian corporation and an indirect wholly-owned subsidiary of CEC.

                  "Operating Losses" shall mean, for any period, the combined net Operating losses of the CMH Group (other than the Clarklift/Samsung Entities) for such period, before interest expense and provision for income taxes.

                  "Other Sellers" shall mean, collectively, (a) Clark Business Services Corporation, a Michigan corporation and an indirect wholly-owned subsidiary of CEC, and (b) Old Clark Canada.

                  "Permitted Exceptions" shall mean, collectively, the following:

                  (i) liens, security interests and other charges and encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real or personal property or irregularities or imperfections in title thereto which do not materially detract from the value of, or materially impair the use of, such property in the operation of the Business taken am a whole as presently conducted;

                  (ii) liens, security interests and other charges and encumbrances arising by operation of law in the ordinary course of business and relating to obligations as to which there is no default on the part of the obligor;

                  (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due or delinquent or which are being contested in good faith;

                  (iv) mortgages, liens, pledges, security interests and other charges, encumbrances and restrictions which secure debt that is reflected as a liability on the Combined Balance Sheet;

                  (v) Mortgages, liens, pledges, security interests and other charges, encumbrances and restrictions securing all or any portion of the purchase price of property used in the Business and acquired after the Balance Sheet Date; and

                  (vi) such defects in title and such mortgages, liens, pledges, security interests and other charges, encumbrances and restrictions as are set forth in Section 1.01 of the Disclosure Schedule.

                  "Person" and "Persons" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or a department or agency thereof.

                  "Plan" and "Plans" shall have the respective meanings assigned to such terms in Section 6.01(b) hereof.

                  "Product Liability and Warranty Claims" shall mean all liabilities, obligations, claims and expenses with respect to any actions, suits, proceedings, arbitrations and investigations relating to or arising out of (a) tort or product liability matters or other tortious acts or failures to act (whether actual or alleged), (b) exposure (whether actual or alleged) to asbestos or similar materials, including all asbestosis and similar claims, (a) death, disease, injury (whether actual or alleged) to persons, damage (whether actual or alleged) to property, economic loss or any other loss or damage in respect of any products, parts, accessories or attachments or any maintenance, repair, rental or other services in respect thereof or (d) breach of warranty or breach of contract claims in respect of any products, parts, accessories or attachments or any maintenance, repair, rental or other services in respect thereof.

                  "Proportionate Net Gain Proceeds" shall mean, for any Public Offering, an amount calculated as follows:

                  PNGP = 10% x [A - (B x C)]

Where:

                  PNGP = Proportionate Net Gain Proceeds

                  A    =   the aggregate proceeds received by the Selling
                           Entities in such Public Offering (net or customary underwriting fees and expenses)

                  B    =   a fraction (expressed as a percentage), the
                           numerator of which shall be the total number of shares of common stock of the Issuer being sold by the Selling Entities in such Public Offering and the denominator of which shall be the total number of outstanding shares of common stock of the Issuer
                           (after giving effect to such Public offering)

                  C    =   $90,000,000 plus the Adjustment Amount (if any)

provided, that if, in any Public Offering, A - (B x C) shall equal an amount which is less than zero, then such amount shall, for purposes of such Public Offering, be deemed to be zero.

         "Public Offering" shall mean the sale of any shares of common stock of the Issuer (whether by the Issuer or by one or more selling shareholders of the Issuer, or a combination thereof) (a) pursuant to a registration statement filed under the Securities Act of 1933, as amended, or pursuant to Rule 144A of the Securities Act of 1933, as amended, or pursuant to any comparable statement or rule under the laws of any other jurisdiction or (b) to more than 35 Persons.

         "Purchase Price" shall have the meaning assigned to such term in
Section 2.02(a) hereof.

         "Selling Entities" shall mean (a) the Purchaser or any of its direct or indirect subsidiaries or affiliates and/or (b) the Issuer.

         "Specified Stock" shall have the meaning assigned to such term in
Section 10.01 hereof.

         "Specified Transferred Affiliates" shall mean, collectively, the following: Clark Equipment GmbH, a "Gesellschaft mit beschrankter Haftung" (limited liability company) formed under the laws of Germany;

Drexel Industries, Inc., a Pennsylvania corporation; Clark Components International Inc., a Michigan corporation; Clark Material Handling Company, a Kentucky corporation; Clark Material Handling of Canada Ltd., a Canadian corporation; and Clarklift of Western Michigan, Inc., a Michigan corporation.

                  "Tax Agreement" shall mean the agreement to be entered into between CEC and the Purchaser in the form attached hereto as Exhibit 1.01(a).

                  "Trademark Assignment Agreement" shall mean the agreement to be entered into between CEC and CMHC in the form attached hereto as Exhibit 1.01(b).

                  "Transferred Affiliates" shall mean, collectively, the following: the Specified Transferred Affiliates; Clarklift of El Paso, Inc., a Texas corporation; Clarklift of Washington/Alaska, Inc., a Washington corporation; and Samsung-Clark Co., Ltd., a Korean corporation.

                  "Working Capital" shall mean all cash, accounts receivable, inventory, accounts payable and other current assets and current liabilities (exclusive of prepaid taxes, tax accruals, indebtedness for borrowed money of any member of the CMH Group to any third party which has been paid on or prior to the Closing Date, intercompany indebtedness and receivables identified in Part A of Section 5.01(c) of the Disclosure Schedule, any accrual in respect of any liability or expense of any member of the CMH Group of the type referred to in Section 6.06 hereof and the current portion of liabilities relating to product liability claims).


                                   ARTICLE II

                               PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale of Group Stock; Effectiveness. Subject to the terms and conditions set forth in this Agreement, CEC agrees to, and shall cause the Other Sellers to, sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to purchase from CEC and the Other Sellers on the Closing Date, the Group Stock. The certificates representing the Group Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by CEC or one of the

Other Sellers, as applicable, with all necessary transfer tax and other revenue stamps affixed thereto and cancelled. The purchase and sale of the Group Stock contemplated by this Agreement shall be deemed effective as of the opening of CEC's business on the closing Date.

         SECTION 2.02. Purchase Price; Payment. (a) The purchase price for the Group Stock shall be the sum of (i) Eighty Five Million U.S. Dollars (U.S.$85,000,000), plus (ii) the principal amount of the Note equal to the sum of Five Million U.S. Dollars (U.S.$5,000,000) plus the Adjustment Amount (as calculated below), plus (iii) the aggregate amount, if any, of contingent payments required to be paid by the Purchaser to CEC pursuant to Section 5.11 hereof (collectively, the "Purchase Price").

         (b) On the date of execution of this Agreement, the Purchaser shall deliver to the Escrow Agent, as the Initial Escrow Amount (as defined in the Escrow Agreement), the cash and negotiable instruments identified on Annex A to the Escrow Agreement arid the Transfer Documents referred to therein, which Escrow Amount shall be held and applied by the Escrow Agent in accordance with the provisions of the Escrow Agreement.

         (c) At the closing, the Purchaser shall pay the Purchase Price to CEC by delivery to CEC of the following:

                  (i) either a certified or bank cashier's check payable to the order of CEC, or a wire transfer to a United States ban)c account designated by CEC, at CEC's option, in either case for the account of CEC and the Other Sellers, in the amount of $85,000,000 in immediately available funds; and

                  (ii) a promissory note having the terms contained in, and in the form of, Exhibit 2.02(c) attached hereto (the "Note"), in the principal amount of $5,000,000 plus or minus the Adjustment Amount.

                  (d) The Adjustment Amount shall equal the sum of (i) the difference in Working Capital of the CMH Group (other than the Clarklift/Samsung Entities) as of the opening of business on the Closing Date (the "Closing Date Working capital") and as of March 31, 1992 (the "March 31 Working capital"), in each case as reflected an the Statement of Adjustments (as defined below), using the translation rates used by CEC in its normal closing practices as of March 31, 1992, and shall be a positive number if the Closing Date

Working Capital exceeds March 31 Working Capital and a negative number it the March 31 Working Capital exceeds the Closing Date Working Capital plus (ii) the amount (expressed as a positive number) of any Operating Losses incurred by the CMH Group (other than the Clarklift/Samsung Entities) between July 1, 1992 and the Closing Date, which Operating Losses shall be calculated on a basis consistent with the current practices of CEC in preparing the combined income statements of the CMH Group. Closing Date Working Capital and March 31 Working Capital shall be calculated in all respects on a consistent basis, including in the application of all accounting principles, policies and practices.

         (e) Within 20 days following the Closing Date, CEC shall deliver a statement of adjustments (the "Statement of Adjustments") which shall contain a list of all separate journal accounts (and the specific amount therefrom) included in current assets and current liabilities in both March 31 Working Capital and Closing Date Working Capital and the calculations, set forth in reasonable detail, necessary to compute the Adjustment Amount. The Statement of Adjustments shall be binding upon the Purchaser and CEC unless the Purchaser shall have given written notice to CEC of any disagreement with respect to the calculation of March 31 Working Capital, Closing Date Working Capital or any other aspect of the calculation of the Adjustment Amount within 20 day. following its receipt of the Statement of Adjustments specifying in reasonable detail the nature and extent or such disagreements. If the Purchaser and CEC are unable to resolve any such disagreements within 20 days after written notice thereof from the Purchaser, such remaining disagreements shall be referred for determination to Arthur Andersen & Co. or much other firm of independent accOuntants of nationally recognized standing as may be agreed between the Purchaser and CEC (the "Accounting Firm"). The Purchaser and CEC may submit to the Accounting Firm any fact which they deem relevant to such determination, and the determination of the Accounting Firm, which shall be made within 30 days after the referral thereof, shall be conclusive, non-appealable and binding upon the Purchaser and CEC for all purposes. The fees and expenses of the Accounting Firm shall be borne equally by the Purchaser and CEC.

                  SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement and the Ancillary Agreements, the Closing shall take place at 10:00 a.m., New York time, at the offices of White & Case, 1155 Avenue of the Americas, New York. New York, on the Closing Date (or at such other place or time or both as the parties may agree).

         SECTION 2.04. Allocation of Purchase Price. CEC and the Purchaser hereby agree that the Purchase Price (excluding the portion thereof referred to in Section 2.02(a) (iii) hereof) shall be allocated among the respective shares of Group Stack as set forth in Exhibit 2.04 hereto. Neither CEC nor the Purchaser shall knowingly file any tax return or other document or otherwise take any position which is inconsistent with the allocation of the Purchase Price determined pursuant to the provisions of this Section 2.04, except as modified pursuant to any tax audit or related legal proceeding.


                                  ARTICLE III

                             REPRESENTATIONS OF CEC

         CEC hereby represents and warrants to the Purchaser as follows:

         SECTION 3.01. Authority of CEC. CEC has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consUmmate the transactions contemplated hereby and thereby. The execution and delivery by CEC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CEC Each of this Agreement and the Ancillary Agreements to which CEC is a party has been (or, in the case of such Ancillary Agreements, upon execution thereof by CEC, will be) duly executed and delivered by CEC and, assuming the due authorization, execution and delivery by the Purchaser, constitutes (or, in the case of such Ancillary Agreements, upon execution thereof by CEC, will constitute) a legal, valid and binding obligation of CEC enforceable against CEC in accordance with its terms, except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         SECTION 3.02. Organization of the Specified Transferred Affiliates. Each of the Specified Transferred Affiliates is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

         SECTION 3.03. Capitalization; Ownership of Group Stock. Set forth in
Section 3.03 of the Disclosure Schedule is the authorized capitalization of each member of the CMH Group (other than the Clarklift/Samsung Entities), identifying in each case the number and class of capital stock outstanding and the beneficial and record owner of each thereof. Also set forth in Section 3.03 of the Disclosure Schedule is the number and class of capital stock of the Clarklift/Samsung Entities owned directly or indirectly by CEC. All of the Group Stock has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of any members of the CMH Group (other than the Clarklift/Samsung Entities) or of any shares of capital stock of the Clarklift/Samsung Entities owned directly or indirectly by CEC, other than as contemplated by this Agreement. Except for the encumbrance created by this Agreement and except as otherwise set forth in Section 3.03 of the Disclosure Schedule, either CEC or one or more of the other Sellers owns, beneficially and of record, the Group Stock, free of all liens, claims, pledges, encumbrances or rights or interests of others of any kind. The transfer of the Group Stock to the Purchaser pursuant to this Agreement will pass good and valid title thereto to the Purchaser, free and clear of all liens, claims, pledges, encumbrances or rights or interests of others of any kind, except for those created by the Purchaser and except, with respect to the Specified Stock, for the required Consents and approvals referred to in Section 10.01 hereof.

         SECTION 3.04. No Conflicts. Assuming all consents, approvals, authorizations and other actions described in Section 3.04 of the Disclosure Schedule have been obtained and all filings and notifications listed in Section
3.04 of the Disclosure Schedule have been made, and assuming the waiting period under the HSR Act has been terminated or has expired, except as may result from any facts or circumstances relating solely to the Purchaser, the execution and delivery by CEC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by CEC of the transactions contemplated hereby and thereby (a) will not violate any provision of the certificate or incorporation or by-laws of CEC, any of the Other Sellers or any Specified

Transferred Affiliate, (b) except as will not have a Material Adverse Effect, will not violate any statute, rule, regulation, order or decree of any public body or authority (United States or foreign) applicable to CEC, any of the Other Sellers or any Specified Transferred Affiliate and (c) except as will not have a Material Adverse Effect, will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which CEC, any of the Other Sellers or any Specified Transferred Affiliate is a party or by which any of their respective assets are bound.

         SECTION 3.05. Litigation. Except as to environmental matters, which are addressed in Section 3.12 hereof, and except as set forth in Section 3.05 of the Disclosure Schedule, there are no actions, suits or proceedings at law or in equity by any Person or any arbitration or any administrative or other proceedings by or before any governmental instrumentality or agency pending or, to the knowledge of CEC or any of the Other Sellers, threatened in writing against any of the Specified Transferred Affiliates or (to the extent it relates to the Business) CEC or any of the Other Sellers, which are reasonably likely to have a Material Adverse Effect.

         SECTION 3.06. Compliance with Laws. Except as to environmental matters, which are addressed in Section 3.12 hereof, and except as set forth in Section
3.06 of the Disclosure Schedule, each Specified Transferred Affiliate is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to be in such compliance is not reasonably likely to have a Material Adverse Effect. Except as to environmental matters, which are addressed in Section 3.12 hereof, all licenses, franchises, permits and other governmental authorizations held by the Specified Transferred Affiliates are valid and sufficient to conduct the businesses presently conducted by the Specified Transferred Affiliates, other than those licenses, franchises, permits and other governmental authorizations the invalidity or insufficiency of which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.07. Financial Information. Subject to the qualifications set forth in the following sentences of this Section 3.07, the combined balance sheet of the CMH Group as of March 31, 1992 (the "Balance Sheet Date"), attached hereto as Exhibit 3.07 (the "Combined Balance Sheet"), has been prepared in accordance with generally accepted accounting principles (except as stated below) and the normal practices used by CEC in closing its monthly accounts relating to the Business. Normal monthly closing practices used by CEC in closing its monthly accounts relating to the Business include the use of routine cutoff periods with respect to accounts payable, sales invoicing, and the issuance of credit memoranda. Monthly closings also rely on the existing system of internal accounting controls to determine inventory balances and do not entail use of perpetual or physical counts. Accrual accounts, such as product liability, warranty reserves and other liabilities and reserves, are determined based on expected annual provision levels and payments incurred and have not been subjected to year-end type adjustment or analysis on a monthly basis. Certain clarifications of, and the only material exceptions to, generally accepted accounting principles in respect of the Combined Balance Sheet are as follows: (i) the Combined Balance Sheet has been prepared without footnote disclosures, (ii) the Combined Balance Sheet includes prepaid taxes in accordance with Financial Accounting Standards 109, using maximum applicable tax rates, and assumes that it is more likely than not that all temporary differences and net operating losses will be realized, (iii) accounting is on the cash basis with respect to CMHC's parts return policy relating to the Business and with respect to payment of interest free periods relating to dealer inventory financing programs, (iv) product liability reserves are discounted to reflect the expected present value of the future cash requirements, (v) inventory obsolescence reserves are included giving consideration to the aggregate method, (vi) all leases under which a member of the CMH Group is the lessee are treated as operating leases, (vii) units either in "dealer pools" or which are invoiced and awaiting shipment on a consolidated load basis are considered to be sold and (viii) ownership interests in dealerships (other than in the branch operations of Clark Equipment GmbH) are accounted for on the equity method. Based on the above-referenced practices and subject to the above-referenced exceptions and clarifications, the Combined Balance Sheet fairly presents in all material respects the financial position of the CMH Group as of the Balance Sheet Date.

         SECTION 3.08. Material Contracts. Section 3.08 of the Disclosure Schedule lists or describes all contracts, licenses, leases and other binding agreements of the Specified Transferred Affiliates which involve an executory obligation of more than $250,000 per annum, except any of the foregoing which are terminable by the respective Specified Transferred Affiliate without penalty on no more than thirty

(30) days' notice. Complete and correct copies or all contracts, licenses, leases and other binding agreements listed in Section 3.08 of the Disclosure Schedule have been delivered to or have been made available for inspection by the Purchaser. Except as set forth in Section 3.08 of the Disclosure Schedule, there is not, under any of the foregoing obligations, any existing default or event of default which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of any Specified Transferred Affiliate or, to the knowledge of CEC, any of the other parties thereto, except such defaults and events of default which would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.09. Real Properties. (a) Section 3.09(a) of the Disclosure Schedule contains a list of all real property owned in fee by a Specified Transferred Affiliate and includes the name of the record title holder thereof (each Person identified as an owner of such real property is herein referred to as an "Owner"). Each Owner has good and marketable title to the real property specified as owned by it in Section 3.09(a) of the Disclosure Schedule, free and clear of any liens, security interests and other charges and encumbrances, except for Permitted Exceptions.

         (b) Each Specified Transferred Affiliate has valid leases with respect to all or the real property purported to be leased by it, except as set forth in
Section 3.09(b) of the Disclosure Schedule.

         SECTION 3.10. Tangible Personal Property. Each Specified Transferred Affiliate has good title to all of the material tangible personal property purported to be owned by it and has valid leases with respect to all of the material tangible personal property purported to be leased by it, and all such owned tangible personal property is owned free and clear of any liens, security interests and other charges and encumbrances, except in each case for (a) the liens, security interests and other charges and encumbrances set forth in Section 3.10 of the Disclosure Schedule, (b) Permitted Exceptions and (c) such leases the invalidity of which would not, individually or in the aggregate, have a Material
Adverse Effect.

         SECTION 3.11. Employee Benefit Matters. Section 3.11 of the Disclosure Schedule lists all non-statutorily required Plans and Benefit Arrangements which cover or otherwise provide employee or executive compensation or benefits to the Employees (the "Designated Plans" and the "Designated Benefit Arrangements", as applicable). CEC has made available to the Purchaser a copy of each Designated Plan and Designated Benefit Arrangement (including all amendments) that Purchaser has an obligation with respect to under this Agreement, and any trust or other funding arrangement related thereto (including amendments), the latest Form 5500 filed with the U.S. Department of Labor with respect to such Designated Plan or Designated Benefit Arrangement (if any), the latest actuarial report tiled with respect to such Designated Plan or Designated Benefit Arrangement (if any), and the latest determination letter received from the Internal Revenue Service with respect to such Designated Plan or Designated Benefit Arrangement (if any). Except as disclosed in Section 3.11 of Disclosure
Schedule: (a) each Designated Plan and Designated Benefit Arrangement is in substantial compliance with applicable U.S. or foreign law and has been administered and operated in all material respects in accordance with its terms;
(b) each Designated Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code or is intended to meet the requirements of Section 501(c) (9) of the Code has received a favorable determination letter from the Internal Revenue Service, and no event has occurred and no condition exists which is reasonably likely to result in the revocation of any such determination; (c) no event which constitutes a "reportable event" (as defined in Section 4043(b) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation ("PBGC") has occurred with respect to any Designated Plan; (d) no Designated Plan, or any other employee benefit plan maintained or contributed to by any trade or business that together with any company within the CMH Group (other than the Clarklift/Samsung Entities) would be deemed a single employer under Section 4001(b)(l) of ERISA (an "ERISA Affiliate"), that is subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA; (e) neither CEC nor any of the Specified Transferred Affiliates nor, to the knowledge of CEC, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Designated Plan that is reasonably likely to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code; (f) no material liability, claim, action or litigation has been incurred, made, commenced or, to the knowledge of CEC, threatened with respect to any Designated Plan or Designated Benefit Arrangement (other than for benefits payable in the ordinary course and PBGC insurance premiums); (q) no Designated Plan is a "multiemployer plan" (as defined in Section 4001(a) (3) of ERISA) and none of CEC, the CMH Group (other than the Clarklift/Samsung Entitles) or any ERISA Affiliate has incurred any withdrawal liability (as defined in Section 4203 or 4205 of ERISA) to a multiemployer plan that has not been satisfied in full; (h) full payment has been made as of the date hereof of all amounts which CEC, the CMH Group (other than the Clarklift/Samsung Entities) or any ERISA Affiliate is required to pay under the terms of any Designated Plan or Designated Benefit Arrangement and the Code, and none of the Designated Plans, or any other plan maintained by an ERISA Affiliate, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived; (i) none of the Designated Plans is a defined benefit pension plan other than those that are a "Clark Plan" (as defined in Section 6.02 hereof) or those for which an appropriate provision for reserves (in accordance with the accounting practices of the country in which the plan is maintained) has been established on the books of the sponsoring company to meet the accrued liabilities under such plan; and (j) the only Designated Plan or Benefit Arrangement that provides for health care or life insurance benefits during retirement to currently active employees of the CMH Group (other than the Clarklift/Samsung Entities) is the Clark FlexPlan and CEC has provided the Purchaser with copies of all currently applicable written communications to Employees with respect to retiree health and life insurance benefits provided under the Clark Flexplan.

                  SECTION 3.12. Environmental Compliance.(a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, each Specified Transferred Affiliate currently holds all permits, licenses and approvals of governmental authorities and agencies required to be obtained by it under Environmental Laws, as presently in effect, for the current use, occupancy or operation of its property, except for such permits, licenses and approvals the absence of which are not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.12(a) of the Disclosure Schedule, to the knowledge of CEC each Specified Transferred Affiliate is in compliance with each such permit, license, and approval held by it, except for such violations which are not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.12(a) of the Disclosure Schedule, to the knowledge of CEC each Specified Transferred Affiliate is in compliance with all Environmental Laws as presently in effect which are applicable to its property or its business, except for such violations which are not reasonably likely to have a Material Adverse Effect.

         (b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, to the knowledge of CEC there is no Environmental Claim in connection with the Business pending or threatened against CEC, any of the Other Sellers or any of the Specified Transferred Affiliates, except for such Environmental Claims which are not reasonably likely to have a Material Adverse Effect.

         SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Disclosure Schedule sets forth a list of all of the domestic and foreign letters patent, patents, patent applications, patent licenses, trademark licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications currently used in the operation of the Business (collectively herein referred to as the "Intellectual Property"), other than such Intellectual Property the absence of which is not reasonably likely to have a Material Adverse Effect.
Section 3.13(a) of the Disclosure Schedule also sets forth the owner or licensor and licensee of the Intellectual Property. CEC is the owner of the Assigned Marks being assigned pursuant to the Trademark Assignment Agreement, free and clear of all liens, security interests and other charges and encumbrances, except for Permitted Exceptions. Upon consummation of the transactions contemplated hereby, the Transferred Affiliates will collectively own, free and clear of all liens, security interests and other charges and encumbrances (other than Permitted Exceptions), or have a valid right to use, the Intellectual Property.

         (b) Except as set forth in Section 3.13(b) of the Disclosure Schedule,
(i) no Intellectual Property or Assigned Mark infringes on the rights owned or held by any other

Person, other than such infringements which are not reasonably likely to have a Material Adverse Effect, (ii) there is no claim or litigation pending or, to the knowledge of CEC, threatened in writing against CEC, any of the Other Sellers or any of the Specified Transferred Affiliates contesting the right of such entity to sell or use any such Intellectual Property or Assigned Mark, other than such claims or litigation which are not reasonably likely to have a Material Adverse Effect, and (iii) to the knowledge of CEC, no product, license, patent, process, method, substance, part or other material presently being sold or employed by any Person infringes any rights of CEC, any of the Other Sellers or any of the Specified Transferred Affiliates with respect to any of the Intellectual Property or the Assigned Marks, other than such infringements which are not reasonably likely to have a Material Adverse Effect. None of the Intellectual Property or Assigned Marks has been declared unenforceable or otherwise invalid. To the best knowledge of CEC, all of the Intellectual Property and the Assigned Marks are valid and subsisting.

         SECTION 3.14. Accounts Receivable. The notes and accounts receivable of the Specified Transferred Affiliates arose in the ordinary course of the conduct of the Business, are genuine and represent the legal, valid and binding obligations of the respective obligors thereon, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally.

         SECTION 3.15. Condition of Assets. The tangible assets owned, operated or leased by the Specified Transferred Affiliates and used in their respective businesses are maintained in a state of repair and operating condition consistent with good business practices (subject to reasonable wear and tear) and, to the knowledge of CEC, are suitable for the uses for which they are being employed. Each of the buildings owned or leased by a Specified Transferred Affiliate and all leasehold improvements and equipment owned or leased by a Specified Transferred Affiliate are in good operating condition and in good repair (subject to reasonable wear and tear).

         SECTION 3.16. Broker's or Finder's Fees. No broker, finder or investment banker acting on behalf of CEC or any Specified Transferred Affiliate is, or will be, entitled to any commission or broker's or finder's fee. from any of the parties hereto, or from any Person controlling, con-trolled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated hereby, except for The First Boston Corporation, whose fees and expenses will be paid by CEC.

         SECTION 3.17. Assets Necessary to the Business. Upon consummation of the transactions contemplated hereby, either the Purchaser or one of the Transferred Affiliates will own or have the right to use the assets and properties utilized to carry on the Business as presently conducted.

         SECTION 3.18. Clarklift/Samsung Entities. Except for the obligations and duties arising out of or in connection with the agreements listed in Section
3.18 of the Disclosure Schedule, and except for any obligations and duties arising (under contract or otherwise) out of the supplier/dealer relationship (and the related financing relationship) between CEC, the Other Sellers and the members of the CMH Group (other than the Clarklift/Samsung Entities), on the one hand, and the Clarklift/Samsung Entities, on the other hand, and except for any obligations or duties arising under applicable law, none of CEC, any of the Other Sellers or any member of the CMH Group (other than the Clarklift/Samsung Entities) has entered into any agreement with any of the Clarklift/Samsung Entities pursuant to which such Person has agreed to provide capital to the Clarklift/Samsung Entities or to otherwise maintain the net worth of the Clarklift/Samsung Entities.


                                   ARTICLE IV

                        REPRESENTATIONS OF THE PURCHASER

         The Purchaser hereby represents and warrants to CEC as follows:

         SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser or this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. Each of this Agreement and the Ancillary Agreements to which the Purchaser is a party has been (or, in the case of such Ancillary Agreements, upon execution thereof by the Purchaser, will be) duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by CEC, constitutes (or, in the case of such Ancillary Agreements, upon execution thereof by the Purchaser, will constitute) a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         SECTION 4.02. No Conflicts. Assuming all filings required by the HSR Act are duly made and the waiting period thereunder has been terminated or has expired, the execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby (a) will not violate any provision of the certificate of incorporation or by-laws of the Purchaser, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority applicable to the Purchaser or any of its subsidiaries and (c) will not result in a violation or breach of, or constitute a default under, any material license, franchise, permit, indenture, agreement or other instrument to which Purchaser or any of its subsidiaries is a party or by which any of them or their assets are bound.

         SECTION 4.03. Financing. The Purchaser has sufficient funds available to it to purchase the Group Stock pursuant to this Agreement and to otherwise satisfy its obligations under this Agreement and the Ancillary Agreements to which it is a party.

         SECTION 4.04. Investment. The Purchaser will acquire the Group Stock for investment and not with a view toward any resale or distribution thereof.

         SECTION 4.05. Broker's or Finder's Fees. No broker, finder or investment banker acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated hereby.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         SECTION 5.01. Conduct of Business Prior to the Closing. (a) CEC covenants and agrees that, between the date hereof and the Closing Date, except as otherwise contemplated by this Agreement or any of the Ancillary Agreements, and except as otherwise consented to by the Purchaser (such consent not to be unreasonably withheld), CEC shall cause the members of the CMH Group (other than the Clarklift/Samsung Entities) (i) to conduct their respective operations only in the ordinary course of business, (ii) to preserve substantially intact their respective business organizations, (iii) to keep available the services of their respective employees who are required for the ongoing operation of the Business, and (iv) to preserve their current relationships with the customers, suppliers and other Persons with which they have significant business relations. Notwithstanding the foregoing, the Purchaser acknowledges that approximately 57 persons employed in the Business are presently eligible for retirement, and between the date hereof and the Closing Date additional persons employed in the Business may become eligible for retirement, pursuant to the terms of their employment (such employees, the "Eligible Retirees"), and none of CEC, any of the Other Sellers or any member of the CMH Group shall be under any obligation or duty to persuade or induce such Eligible Retirees to remain employed in the Business or to take any other action with regard to such Eligible Employees.

         (b) Except as contemplated by this Agreement or the Ancillary Agreements, between the date hereof and the Closing Date, CEC shall cause the members of the CMH Group (Other than the Clarklift/Samsung Entities) not to, in any case without the consent of the Purchaser (such consent not to be unreasonably withheld):

                  (i) sell, pledge, dispose of or encumber any of their respective assets or properties, other than such sales, pledges, dispositions and encumbrances in the ordinary course of business; or

                  (ii) increase the compensation payable or to become payable by them to their respective employees except for increases in salary or wages of or benefits to such employees in accordance with past practice or pursuant to existing arrangements, or grant any severance or termination pay to any of their respective management level employees except in accordance with past practice or as may be required by existing arrangements, or enter into any employment or severance agreement with any of their respective management level employees, or establish, adopt or enter into any collective bargaining agreement with respect to any of their respective employees, or amend any Plan or Benefit Arrangement other than to the extent required to comply with applicable law or in a manner which would not adversely affect the Purchaser or increase the Purchaser's liabilities thereunder (it being understood that in each case CEC shall notify the Purchaser prior to effecting any such amendment); or

                  (iii) cancel or waive any claims or rights of substantial value; or

                  (iv) declare or pay any dividend or distribution; or

                  (v) (1) create, incur or assume any indebtedness for borrowed money with a maturity of one year or more from the date of borrowing, except for rental equipment obligations incurred in the ordinary course of business; (2) except in the ordinary course of business, create, incur or assume any leases required to be capitalized in accordance with generally accepted accounting principles or any indebtedness for borrowed money with a maturity of less than one year from the date of borrowing; (3) except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (4) except in the ordinary course or business, make any loans, advances or capital contributions to, or investments in, any other Person; or

                  (vi) permit any of its current insurance (or reinsurance) policies to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage remaining under those cancelled, terminated or lapsed policies are in full force and effect; or

                  (vii) enter into any material agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business; or

                  (viii) make any capital expenditures other than pursuant to the current Capital expenditure plan of the Business;

provided, that nothing contained shall prohibit CEC or any member of the CMH Group from (x) continuing the cash management system presently in effect with respect to such Persons or (y) finalizing the unwind of the Samsung-Clark Co., Ltd. joint venture and related arrangement.

         (c) The Purchaser acknowledges that, at or prior to the Closing, the intercompany service and supply arrangements and subleases identified in Part A of Section 5.01(c) of the Disclosure Schedule shall be cancelled, and the inter-company indebtedness and receivables identified in Part A of Section 5.01(c) of the Disclosure Schedule shall be settled without payment, and such cancellations and Settlements will not result in a Material Adverse Effect or a breach by CEC of any provision of this Agreement; provided that the settlement and cancellation provided herein shall not diminish or otherwise affect the Purchaser's obligations pursuant to Section 6.06 hereof. The arrangements described in Part B of Section 5.01(c) or the Disclosure Schedule shall not, however, be cancelled. Such arrangements described in Part B Of Section 5.01(c) of the Disclosure Schedule shall survive the closing and shall not be terminable by CEC or any of its subsidiaries, on the one hand, or the Purchaser or any member of the CMH Group, on the other hand, except in accordance with the terms of such arrangements.

         SECTION 5.02. Investigation. The Purchaser acknowledge. and agrees that
(i) it has made its own inquiry and investigation into, and based thereon ha. formed an independent judgment concerning, the Business (and the organization and reorganization thereof) and the members of the CMH Group and their respective assets, properties, employee., liabilities and businesses, (ii) it has been furnished with or given adequate access to such information about the Business (and the organization and reorganization thereof) and the members of the CMH Group and their respective assets, properties, employees, liabilities and businesses as it has requested and (iii) from and after the Closing Date, it will not (and will cause its subsidiaries and affiliates not to) assert any claim against CEC or any member of the CMH Group or any of their respective officer., employees, agents, stockholders, affiliates, consultants, investment bankers or representatives, or hold CEC or any of its subsidiaries or affiliates or any member of the CMH Group or any such other Persons liable, for any inaccuracies, misstatements or omissions with respect to any information furnished by CEC or any of its subsidiaries or affiliates or any member or the CMH Group or any such other Persons concerning the Business (or the organization or reorganization thereof) or any matter relating to the members of the CMH Group, other than, with respect to CEC and subject to the limitations sat forth in Article IX hereof, the representations and warranties of CEC contained in this Agreement, provided that nothing in this Section 5.02 shall prevent the Purchaser from asserting any claim for fraud against CEC (other than any claim based on any estimates, projections, forecasts, plans or budgets referred to in Section 12.06 hereof).

         SECTION 5.03. Access to Information. (a) Subject to Section 5.05 hereof and to the terms of the Confidentiality Agreement referred to therein, from the date hereof to and including the Closing Date, upon reasonable notice, CEC shall, and shall cause each of the members of the CMH Group (other than the Clarklift/Samsung Entities) and its and their respective officers, directors, employees and agents to, and shall use its commercially reasonable efforts to cause the Clarklift/Samsung Entities to, (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Business and such members of the CMH Group and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and operations of such members of the CMH Group as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of CEC or any of its subsidiaries or affiliates or any member of the CMH Group; and provided further that nothing contained herein shall be construed as an express or implied waiver or forfeiture by CEC or any of its subsidiaries or affiliates or any member of the CMH Group of any attorney-client privilege, accountant-client privilege, work product privilege or any other privilege belonging to or accruing to the benefit of any of the foregoing. If, in the course of any investigation pursuant to this Section 5.03 or otherwise in connection with the Purchaser's evaluation of the transactions contemplated by this Agreement, the Purchaser discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, the Purchaser covenants that it will promptly so inform CEC of such breach or incipient breach.

         (b) In order to facilitate the resolution of various claims that may from time to time be asserted by or against or incurred by CEC or any of its subsidiaries or affiliates prior to or after the Closing Date, and in order to facilitate the preparation of any financial statements, tax returns or any documents required to be filed with governmental authorities by CEC or any of its subsidiaries or affiliates, upon reasonable notice, the Purchaser shall, and shall cause each member of the CMH Group (other than the Clarklift/Samsung Entities) to, and shall use its commercially reasonable efforts to cause the Clarklift/Samsung Entities to, from and after the Closing, (i) afford the officers, employees and authorized agents and representatives of CEC and its subsidiaries and affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Business and such members of the CMH Group (including the accountants, attorneys or other agents or representatives of any of the foregoing) with respect to the assets, properties, liabilities, employees and/or business (former and present) of the Business and such members of the CMH Group, (ii) furnish to the officers, employees and authorized agents and representatives of CEC and its subsidiaries and affiliates such additional financial and other information regarding the assets, properties, liabilities, employees and/or business (former and present) at the Business and such members of the CMH Group as CEC may from time to time reasonably request and (iii) make available to CEC and its subsidiaries and affiliates the employees of such members of the CMH Croup whose assistance, testimony or presence is necessary or desirable to assist CEC or any of its subsidiaries or affiliates in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that the foregoing shall not unreasonably interfere with the operations of the Purchaser or the members of the CMH Group and that CEC shall promptly reimburse the Purchaser for all out-of-pocket expenses reasonably incurred by the Purchaser in performing its obligations pursuant to this Section 5.03(b), other than any such expenses incurred in connection with any Covered Liability (as defined in Section 5.08 hereof); and provided, further that nothing contained herein shall be Construed as an express or implied waiver or forfeiture by the Purchaser or any of its subsidiaries or affiliates or any member of the CMH Group of any attorney-client privilege, accountant-client privilege, work product privilege or any other privilege belonging to or accruing to the benefit of any of the foregoing.

         (c) After the Closing, CEC will hold, and will cause its officers, directors, employees, affiliates, representatives, consultants and advisors to hold, in strict Confidence, unless required to disclose by judicial process or by applicable law, regulation or rule of a national securities exchange, all confidential information concerning the Business and the CMH Group in CEC's possession (whether acquired prior to or after the closing), except to the extent that such information can be shown to have been generally available to the public (other than as a result of a disclosure by CEC or its officers, directors, employees, affiliates, representatives, consultants or advisors or by a person known by CEC or any other such Person to be bound by a confidentiality agreement), and will not release or disclose such information to any other Person except to the Purchaser and its authorized representatives.

         SECTION 5.04. Books and Records. The Purchaser agrees that it shall cause the members of the CMH Group (other than the Clarklift/Samsung Entities) to preserve and keep all of their books and records relating to the Business in accordance with applicable law and their respective normal document retention policies.

         SECTION 5.05. Confidentiality. The terms of the letter agreement dated as of November 22, 1991 (the "Confidentiality Agreement"), between The First Boston Corporation, on behalf of CEC, and the Purchaser are herewith incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement (other than the provisions of Sections 6 (with respect to employees of CEC and its subsidiaries and divisions), 7, 8, 10, 11 and 12, which provisions shall continue in full force and effect) and the obligations of the Purchaser under this Section 5.05 shall terminate. If this Agreement is, for any reason, terminated prior to the closing, the Confidentiality Agreement shall continue in full force and effect.

         SECTION 5.06. Reasonable Efforts. (a) Subject to the terms and conditions herein provided, each of CEC and the Purchaser agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and to cooperate with the other party in connection with the foregoing, including using its commercially reasonable efforts (i) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation in order to consummate the transactions contemplated hereby and by the Ancillary Agreements, (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and by the Ancillary Agreements, (iii) to effect all necessary registrations and filings including, but not limited to, submissions of information requested by governmental authorities, and (iv) to fulfill all conditions to this Agreement and the Ancillary Agreements. Each of CEC and the Purchaser further covenants and agrees, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby and by the Ancillary Agreements, to use its commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

         (b) Without limiting the generality of paragraph (a) above, each of the Purchaser and CEC shall, and after the Closing Date the Purchaser shall cause each member of the CMH Group (other than the Clarklift/Samsung Entities) to, use its commercially reasonable efforts to enable CEC and each of its subsidiaries and affiliates to be released from their respective obligations under the contracts, agreements and arrangements set forth in Exhibit 5.06(b) attached hereto (including substituting the Purchaser for CEC in such contracts, agreements and arrangements). With respect to any of the foregoing from which CEC or any of its subsidiaries or affiliates shall not have been released as contemplated above, each of the Purchaser and CEC shall, and after the Closing Date the Purchaser shall cause each member of the CMH Group (other than the Clarklift/Samsung Entities) to, take all reasonable steps as may be necessary to limit CEC's and its subsidiaries' and affiliates' obligations under such contracts, agreements and arrangements to an amount not exceeding the amount outstanding thereunder on the Closing Date.

         SECTION 5.07. Amendment of Disclosure Schedule. From time to time after the date of this Agreement and prior to the Closing, CEC will, promptly upon obtaining knowledge thereof, supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the

Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of CEC, provided, however, that the aggregate of such amendments, supplements and/or deletions submitted by CEC shall not result in a Material Adverse Effect.

         SECTION 5.08. Existing Insurance Coverage. (a) With respect to any actions, suits and proceedings against, and any losses, damages and liabilities of, CEC (with respect to the Business) or any members of the CMH Group arising out of events or circumstance. occurring or existing prior to the Closing Date which are covered by existing insurance policies of CEC and as to which the insurance coverage has not been assigned to the Purchaser (each a "Covered Liability"), CEC shall indemnify the Purchaser and CMHC for any such Covered Liability at the time and to the extent (and only to the extent) CEC shall actually receive any proceeds of such insurance policies in respect or such Covered Liability (it being understood that any proceeds of such insurance policies applied directly by the insurance carrier(s) to such Covered Liability shall be deemed to be a payment made by CEC in respect of such Covered Liability in full satisfaction of its obligations under this sentence). The Purchaser and CMHC shall be fully liable, jointly and severally, for all deductibles, self-insured retentions, exclusions and other amounts, losses and expenses to the full extent not paid, for whatever reason, by such insurance carrier(s). CMHC and the Purchaser jointly and severally agree to prosecute and defend each such Covered Liability in a timely and prudent fashion, consulting with CEC on a regular and frequent basis. CEC and the Purchaser shall mutually agree on an acceptable arrangement for the submission of claims for such Covered Liabilities to the appropriate insurer. Subject to receipt by CEC of retrospective premium increases (if any) as met forth below, CEC further agrees to continue as the named insured under such existing insurance policies with respect to such Covered Liabilities. The Purchaser and CNHC agree that they will not settle or compromise any such Covered Liabilities without CEC's prior written consent (such consent not to be unreasonably withheld), unless such settlement or compromise is in accordance with parameters previously agreed to in writing by CEC and the Purchaser. All out-of-pocket costs of prosecuting, defending and administering such Covered Liabilities and all costs incurred in settlement or by judgment or order or otherwise in respect thereof, including but not limited to amounts necessary to maintain claim funds, and the allocable share of all increased retrospective premiums payable under such insurance policies, shall be the joint and several responsibility of the Purchaser and CMHC, and the Purchaser and CMHC shall promptly reimburse CEC for any amounts which are advanced by CEC for these purposes, it being understood that CEC shall be under no obligation to make any such advance.

         (b) The parties hereto agree that the amount of any Covered Liability referred to in paragraph (a) above which is not payable or paid under any insurance policy referred to in paragraph (a) above because it is part of the deductible or self-insured retention, or because it exceeds the maximum coverage under any such policy, or because of the inability or refusal of the insurance carrier(s) to pay such Covered Liability, or for any other reason, shall be the joint and several obligation and responsibility of the Purchaser and CMHC In addition, the amount of any such Covered Liability which is payable under such insurance policies but which is not paid by the insurer for whatever reason shall be the joint and several obligation and responsibility of the Purchaser and CMHC.

         (c) Each of the Purchaser and CMHC, on the one hand, and CEC, on the other hand, agree to provide to the other and their respective representatives such data and information, and to make available to the other and their respective representatives such of their respective books and records and personnel, as shall be reasonably requested by the other or their respective representatives in respect of any Covered Liability.

         (d) The Purchaser and CMHC, jointly and severally, hereby agree to indemnify, defend and hold harmless each CEC Indemnitee from and against all Losses suffered, incurred or paid, directly or indirectly, by any CEC Indemnitee as a result of or arising out of the submission or prosecution of (or the failure to submit or prosecute) any Covered Liability or the taking of (or the failure to take) any other action contemplated by this Section 5.08.

         SECTION 5.09. Continuing Insurance Coverage. (a) From and after the Closing Date, the Purchaser and CMHC shall jointly and severally procure at their own expense and shall maintain in full force and effect (with reputable and financially sound U.S. domestic insurance companies having a rating of A or better by A.K. Best & Company as of their respective latest evaluation dates and otherwise acceptable to CEC, or with such other insurance companies acceptable to CEC) the insurance coverage in the amounts, of the types and with the characteristics set forth in this Section 5.09 and

Exhibit 5.09 attached hereto (each an "Insurance Policy", and collectively, the "Insurance Policies").

         (b) The Purchaser and CMHC shall deliver to CEC, on the Closing Date and at least 45 days prior to each anniversary of the Closing Date, a certificate of authorized officers of each of the Purchaser and CMHC (i) confirming that all of the Insurance Policies are in full force and effect on and as of such date and, with respect to such certificates being delivered in respect of an anniversary date, that all of such Insurance Policies will be in full force and effect on and as of much anniversary date, (ii) confirming the names of the companies issuing such Insurance Policies, (iii) confirming the amounts, the effective dates and the expiration dates of such Insurance Policies, (iv) confirming that all premiums in respect of such Insurance Policies have been paid in full and (v) certifying that such Insurance Policies fully comply with the requirements of this Section 5.09. Such certificate shall be accompanied by a certificate of a licensed insurance agent, broker or insurer approved by CEC (which approval shall not be unreasonably withheld) confirming the matters specified in the preceding sentence. In the event the Purchaser or CMHC shall at any time fail to procure or maintain any of the Insurance Policies required hereby, CEC or any of its subsidiaries or affiliates may (but shall not be obligated to) procure and maintain such Insurance Policies in its own name or in the name of the Purchaser or CMHC, as CEC shall elect, and the Purchaser and CMHC jointly and severally agree to reimburse CEC and its subsidiaries and affiliates for all costs and expenses (including, without limitation, all premiums) incurred or paid by CEC or any of its subsidiaries or affiliates in respect of such Insurance Policies.

         (c) Promptly upon receipt thereof and in any event within 30 days after the Closing Date, the Purchaser or CMHC shall deliver to CEC a duplicate copy, certified by a licensed insurance agent, broker or insurer approved by CEC (which approval shall not be unreasonably withheld), of each Insurance Policy, each bearing a notation evidencing payment in full of the premium therefor. Not less than 45 days prior to the expiration date of any Insurance Policy, the Purchaser or CMHC shall deliver to CEC a certificate of insurance or binder of insurance with respect to each renewal policy in respect thereof, certified in each case by a licensed insurance agent, broker or insurer approved by CEC (which approval shall not be unreasonably withheld). Promptly after receipt thereof and in any event within 30 days after the effective date of any much renewal policy, the Purchaser or

CMHC shall deliver to CEC a duplicate copy, certified by a nationally recognized insurance broker approved by CEC, of each such renewal policy, each bearing a notation evidencing payment in full of the premium therefor.

         (d) All of the Insurance Policies shall be written on an "occurrence" basis, unless otherwise agreed in writing by CEC, and shall (i) name CEC and its past, present and future subsidiaries and affiliates and members of the CMH Group as additional insureds, (ii) insure the interests of CEC and its subsidiaries and affiliates regardless of any change in ownership of all or any portion of the Group Stock or any of the businesses or assets of the members of the CMH Group, (iii) waive any right of subrogation of the insurer(s) against CEC and its subsidiaries and affiliates, (iv) waive any right of the insurer(s) to any set-off or counterclaim or any other deduction, and (v) include a severability of interest and cross liability clause.

                  (e) The Purchaser and CMHC shall promptly notify CEC on a monthly basis of (i) any loss covered by any Insurance Policy and (ii) any material change in coverage under any of the Insurance Policies including, but not limited to, any reduction in coverage or amount, any increase in deductibles or self-insured retentions, or any change of insurer(s); provided that no alteration of any of the terms or conditions of any Insurance Policy which adversely affects CEC's or any of its subsidiaries' and affiliates' (or any of their respective past, present or future directors', officers', employees', or agents') coverage thereunder (including, without limitation, any reduction in the scope or limit of coverage or any increase in deductibles or self-insured retentions) may be made to any of the Insurance Policies without the prior written consent of CEC.

                  SECTION 5.10. Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO WHICH CEC IS A PARTY OR ANY CLOSING CERTIFICATE DELIVERED BY CEC PURSUANT TO ARTICLE VII HEREOF, NEITHER CEC NOR ANY OF ITS SUBSIDIARIES, AFFILIATES, AGENTS OR REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, QUALITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO THE ASSETS, PROPERTIES, RIGHTS, LIABILITIES, EMPLOYEES OR BUSINESS (FORMER OR PRESENT), OR ANY PART THEREOF, OF CEC OR ANY MEMBER OF THE CMH GROUP (OR THE ORGANIZATION OR REORGANIZATION THEREOF), OR AS TO THE CONDITION OR WORKMANSHIP OF ANY SUCH ASSETS, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

         SECTION 5.11. Contingent Payments. With respect to each Public Offering by one or more Selling Entities which is consummated on or prior to December 31, 1993, the Purchaser shall, promptly after consummation of such Public Offering and receipt of the net proceeds thereof, pay to CEC an amount equal to the Proportionate Net Gain Proceeds of such Public Offering. Any payment required to be made by the Purchaser pursuant to this Section 5.11 shall be made by certified or bank cashier's check payable to the order of CEC, far the account of CEC and the Other Sellers, in immediately available funds.

         SECTION 5.12. Further Assurances. Each party hereto agrees that from and after the Closing Date, if reasonably requested by the other party, it will execute and deliver to the other party such further instruments and documents as may be reasonably necessary to carry out the provisions of this Agreement, including, in the case of CEC, executing such instruments and documents as may be reasonably necessary to record the Trademark Assignment Agreement in the countries set forth in Schedule 1.7 of the Trademark Assignment Agreement.


                                   ARTICLE VI

                  EMPLOYMENT AND EMPLOYEE BENEFIT ARRANGEMENTS

         SECTION 6.01. Definitions. (a) The term "Employees" shall mean all current employees (including those on layoff, disability or leave of absence, whether paid or unpaid), former employees and retired employees of CEC or any member of the CMH Group (other than the Clarklift/Samsung Entities) who are, or were at the time of their termination, employed primarily in connection with the Business, including but not limited to those set forth in Section 6.01 of the Disclosure Schedule, and their dependents and beneficiaries, and the term "Employee" shall mean any of the Employees.

         (b) The term "Plans" shall mean each and all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by CEC or any member of the CMH Group (other than the Clarklift/Samsung Entities) or in which CEC or any member of the CMH Group (other than the Clarklift/Samsung Entities) participates and which provides benefits to Employees, and the term "Plan" shall mean any of the Plans.

         (c) The term "Benefit Arrangements" shall mean each and all pension, supplemental pension, transition and bridge, accidental death and dismemberment, life and health insurance benefits (including medical, dental, vision, hearing, prescription drugs and hospitalization), savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, fringe benefit and other employee benefit arrangements, plans, contracts (other than individual employment, consulting or severance contracts), policies or practices of CEC or any member of the CMH Group (other than the clarklift/Samsung Entities) providing employee or executive compensation or benefits to Employees, other than the Plans, and the term "Benefit Arrangement" shall mean any of the Benefit Arrangements.

         SECTION 6.02. Employment. On the Closing Date, the Purchaser agrees that it shall, or shall cause an affiliate or subsidiary or the Purchaser to, employ all currently employed Employees (including those on layoff, disability or leave of absence, whether paid or unpaid) at a rate of pay at least equal to the rate of pay applicable to such Employees on the day immediately preceding the Closing Date; provided, however, that nothing contained in this Section 6.02 shall require the Purchaser or any such subsidiary or affiliate to continue to employ such Employees for any specific period of time after the Closing Date. The Purchaser shall, or shall cause such subsidiary or affiliate to, honor and continue to perform all obligations of CEC and the members of the CMH Group (other than the Clarklift/Samsung Entities) under all agreements (including, but not limited to, collective bargaining, plant closing, employment and consulting and severance agreements), Plans and Benefit Arrangements with or with respect to any Employee or Employees which relate to their current or past employment, retirement compensation or benefits (except with respect to the following obligations (other than obligations pursuant to section 6.06 hereof): obligations to Employees under the Clark Saving. and Investment Plan (the "Clark Investment Plan"), the Clark Equipment Company Retirement Program for Salaried Employees, the Clark Equipment Company General Non-Salaried Employee Pension Plan and the Clark Equipment Company Retirement Program for Former Employee. (collectively, the "Clark Plans"), the Clark Equipment Company Leveraged Employee Stock Ownership Plan (the "Clark LESOP"), and any liabilities with respect to retiree health care and life insurance benefits with respect to Employees who have retired prior to the closing Date from employment with CEC (or a subsidiary of CEC)); provided, however, that nothing contained herein shall preclude the Purchaser or any affiliate or subsidiary of the Purchaser from amending or terminating any such agreements, Plans or Benefit Arrangements in accordance with the provisions thereof. To the extent the obligations assumed by the Purchaser pursuant to the preceding sentence arise under a Plan or Benefit Arrangement maintained by CEC or on. of its affiliates that is not a company within the CMH Group, the Purchaser shall satisfy such obligation under a plan or benefit arrangement established by the Purchaser, which new plan or benefit arrangement shall be deemed to be a "Plan" or "Benefit Arrangement" for purposes of this Article VI. The Purchaser and its affiliates (including the members of the CMH Group other than the Clarklift/Samsung Entities) shall be solely responsible for and shall jointly and severally indemnify and hold harmless each CEC Indemnitee from and against any Losses resulting from, arising out of, or paid, suffered or incurred with respect to any claims that may be asserted against such CEC Indemnitee because of the failure of the Purchaser or such subsidiaries or affiliates to comply with the preceding provisions Of this Section 6.02.

         SECTION 6.03. Pension and Other Plans. Effective as of the Closing Date, the Employees shall cease to be eligible "employees" as defined in the Clark Investment Plan and the Clark LESOP and CEC shall take, or cause to be taken, all such action as may be necessary to effect such change in their Status. In addition, as Of the Closing Date, the Employees shall cease to be employed by CEC or by a "designated affiliate" (as defined in the Clark Plans) and to accrue a benefit, or be eligible to retire, under the Clark Plans, and CEC shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation.

         SECTION 6.04. Other Benefit Plans. The Purchaser agrees that it shall, or shall cause an affiliate Or subsidiary of the Purchaser to, assume all liabilities and obligations of CEC and its subsidiaries and affiliates (including the members of the CMH Group other than the Clarklift/Samsung Entities) to or in respect of Employees under the Plans and Benefit Arrangements (other than (except to the extent set forth in Section 6.06 hereof) the Clark LESOP, the Clark Investment Plan, the Clark Plans and any liabilities with respect to retiree health care and life insurance benefits with respect to Employee. who have retired prior to the Closing Date from employment with CEC (or a subsidiary of CEC)) and workers' compensation arrangements and employment and withholding taxes with respect to the Employees and their dependents and beneficiaries, including, but not limited to, (x) liabilities and obligations for benefits, compensation, contributions, insurance and health maintenance organization premiums, reserves and administrative expenses whether incurred or accrued before, on or after the Closing Date and whether or not reported as of the Closing Date and (y) liabilities and obligations arising under the continuation of coverage requirements of Section 49805 of the Code and
Section 601 of ERISA with respect to all Employees (or any beneficiary or dependent of any Employee) who, as of the Closing Date, have exercised or are eligible to exercise their right to such continuation coverage, and the Purchaser and its affiliates (including the members of the CMH Group other than the Clarklift/Samsung Entities) shall solely be responsible for and shall jointly and severally indemnify and hold harmless each CEC Indemnitee from and against any Losses (including, without limitation, benefit claims) which such CEC lndemnitee may incur, suffer or pay in respect of any of the foregoing liabilities and obligations. To the extent the obligations assumed by the Purchaser pursuant to the preceding sentence arise under a Plan or Benefit Arrangement maintained by CEC or one of its affiliates that is not a company within the CMH Group, the Purchaser shall satisfy such obligation under a plan or benefit arrangement established by the Purchaser, which new plan or benefit arrangement shall be deemed to be a "Plan" or "Benefit Arrangement" for purposes of this Article VI.

         SECTION 6.05. Severance. Without limiting the generality of the provisions of Section 6.04 hereof, the Purchaser agrees to provide, or cause an affiliate or subsidiary of the Purchaser to provide, severance pay and other benefit entitlements which may be owing to any Employee whose employment is terminated by the Purchaser or an affiliate or subsidiary of the Purchaser (including a member of the CMH Group Other than the Clarklift/Samsung Entities) on or after the Closing Date. The Purchaser and its affiliates (including the members of the CMH Group other than the Clarklift/Samsung Entities) shall solely be responsible for and shall jointly and severally indemnify and hold harmless each CEC Indemnitee from and against any Losses which may be incurred, suffered or paid by such CEC Indemnitee under the Worker Adjustment and Retraining Notification Act ("WARN"), or by reason of any failure by the Purchaser or an affiliate thereof (including a member of the CMH Group but excluding the Clarklift/Samsung Entities) to establish and/or continue to maintain any Plan or Benefit Arrangement (other than the Clark LESOP, the Clark Investment

Plan, the Clark Plans and any liabilities with respect to retiree health care and life insurance benefits with respect to Employees who have retired prior to the Closing Date from employment with CEC (or a subsidiary of CEC) Pursuant to the early, normal or disability retirement provisions of the Clark Plans (or any predecessor plan that has been merged into a Clark Plan)), or as a result of a claim for severance pay by an Employee whose employment is not continued by the Purchaser or an affiliate or subsidiary of the Purchaser (including a member of the CMH Group but excluding the Clarklift/Samsung Entities) on or after the Closing Date as required by Section 6.02 hereof, or otherwise by reason of the Purchaser's failure to comply with either the provisions of this Section 6.05 or WARN.

         SECTION 6.06. Required Contributions. The Purchaser shall, or shall cause an affiliate or subsidiary of the Purchaser to, discharge (by payment to CEC or, if directed by CEC, to the trustee of the applicable Plan or Benefit Arrangement) any liabilities and expenses of the CMH Group which have accrued to or in respect of Employees under any of the Plans and Benefit Arrangements for any period up to and including the Closing Date and have not been actually paid prior to the Closing Date. The amount of expense or liability hereunder shall be determined by CEC in accordance with CEC's existing method for determining such expenses and liabilities (including the method of allocating such expense and liability among participating employers) and such allocation and method of allocation shall be disclosed to the Purchaser. Any amounts required to be paid hereunder shall be paid on or prior to the due date of such contributions for the period or periods covered under the terms of the applicable Plan or Benefit Arrangement.


                                  ARTICLE VII

                   CONDITIONS TO THE PURCHASER'S OBLIGATIONS

         The purchase of the Croup Stock by the Purchaser on the Closing Date is conditioned, which condition may be waived in writing by the Purchaser, upon satisfaction of the following:

         SECTION 7.01. Truth of Representations and Warranties. The representation. and warranties of CEC contained in this Agreement shall be true and correct in all material respects (except for any representation or warranty which contains a materiality exception therein, which shall be true and correct as written) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (or, with respect to any such representations and warranties which speak as of an earlier date, on and as of such earlier date), and the Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of CEC, to that effect.

         SECTION 7.02. Performance of Agreements. CEC shall, in all material respects, have performed and complied with each of the agreements contained in this Agreement required to be performed or complied with by CEC prior to the Closing, and the Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of CEC, to that effect.

         SECTION 7.03. Opinions of CEC'S Counsel. The Purchaser shall have received opinions, each dated the Closing Date, of (a) Bernard D. Henely, Esq., Vice President and General Counsel of CEC, to the effect set forth in Exhibit 7.03(a) attached hereto, and (b) White & Case, counsel to CEC, to the effect set forth in Exhibit 7.03(b) attached hereto.

         SECTION 7.04. No Material Adverse Change. From the date of this Agreement to the Closing Date, no change in the business, operations or financial condition of the Specified Transferred Affiliates, taken as a whole, shall have occurred which has had a Material Adverse Effect.

         SECTION 7.05. No Injunction; HSR. No Court or other government body or public authority shall have issued an order, stay, judgment or decree which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby. All waiting period. under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         SECTION 7.06. Agreements, Etc. CEC shall have (a) executed and delivered to the Purchaser the Ancillary Agreements to which it is a party, (b) caused CMHC to execute and deliver to CEC and the Purchaser this Agreement and the Trademark Assignment Agreement, (c) caused the lien created under that certain Mortgage and Security Agreement dated December 22, 1988 between CEC and Kentucky Central Life Insurance Company to be satisfied and discharged in full,
(d) caused to be delivered to the Purchaser the written resignation of each officer and director of the CMH Group (other than the Clarklift/Samsung Entities) who will remain an employee of CEC immediately following the Closing, and (e) delivered to the Purchaser standard form Kentucky owner policies of title insurance issued by a title insurance company reasonably acceptable to CEC and the Purchaser with respect to the land, buildings and improvements at the real property owned by CMHC as specified in items A(1) and A(2) in Section 3.09(a) of the Disclosure Schedule, insuring CMHC's title thereto, which title policies shall be in an amount equal to $4,000,000 (in the case of the real property described in the foregoing item A(1)) and in an amount equal to $4,000,000 (in the case of the real property described in the foregoing item A(2)), and which title Policies shall be obtained at the Purchaser's sole expense.


                                  ARTICLE VIII

                        CONDITIONS TO CEC's OBLIGATIONS

         The sale by CEC of the Group Stock owned by it on the Closing Date, and the obligation of CEC to cause each of the Other Sellers to sell the Group Stock owned by them on the Closing Date, is conditioned, which condition may be waived in writing by CEC, upon satisfaction of the following:

         SECTION 8.01. Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (except for any representation or warranty which contains a materiality exception therein and except for the representation and warranty contained in Section 4.03 hereof, in each case which shall be true and correct as written) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (or, with respect to any such representations and warranties which speak as of an earlier date, on and as of such earlier date), and CEC shall have received a certificate, dated the closing Date and signed by a duly authorized officer of the Purchaser, to that effect.

         SECTION 8.02. Performance of Agreements. The Purchaser shall, in all material respects, have performed and complied with each Of the agreements contained in this Agreement required to be performed or complied with by the Purchaser prior to the Closing, and CEC shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, to that effect.

         SECTION 8.03. Opinion of Purchaser's Counsel. CEC shall have received opinions, each dated the Closing Date, of (a) Marvin Rosenberg, Esq., General Counsel of the Purchaser. to the effect set forth in Exhibit 8.03(a) attached hereto and (b) Skadden, Arps, Slate, Meagher & Flom, counsel to the Purchaser, to the effect set forth in Exhibit 8.03(b) attached hereto.

         SECTION 8.04. No Injunction; HSR. No court or other government body or public authority shall have issued an order, stay, judgment or decree which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby. All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

         SECTION 8.05. Agreements. The Purchaser shall have executed and delivered to CEC the Ancillary Agreements to which it is a party.

         SECTION 8.06. Receipt of Mortgages. CEC shall have received (a) from Clark Components Korea, Inc., a mortgage creating a valid mortgage lien on all of the real property (including all buildings and improvements thereon) owned by Clark Components Korea, Inc. (the "Korean Mortgage") and (b) from Clark Equipment GmbH, a mortgage creating a valid mortgage lien on all of the real property (including all buildings and improvements thereon) owned by Clark Equipment GmbH in Saarn, Germany (the "German Mortgage", and together with the Korean Mortgage, the "Mortgages"), which Mortgages shall secure all of the Purchaser's obligations under the Note and shall be in form and substance reasonably satisfactory to CEC.


                                   ARTICLE IX

                                INDEMNIFICATION


         SECTION 9.01. Survival of Representations and Warranties. Subject to the limitations contained in this Article IX and in the other provisions of this Agreement, the respective representations and warranties of the parties hereto contained herein shall survive the closing and shall remain in full force and effect for one year following the Closing Date.

         SECTION 9.02. Indemnification by the Purchaser.

(a) The Purchaser agrees, subject to the terms and conditions of this Agreement, to indemnity CEC and its subsidiaries and affiliates and their respective directors, officers, employees and agents (each a "CEC Indemnitee") against and hold each of them harmless from all damages, losses, claims, obligations, liabilities, costs (including reasonable attorneys' fees and expenses) and expenses (each a "Loss", and collectively the "Losses") in excess of $2,500,000 in the aggregate, suffered, incurred or paid by the CEC Indemnitees as a result of or arising out of the failure of any representation or warranty made by the Purchaser in this Agreement or in any of the Ancillary Agreements to be true and correct in all material respects (or, in the case of any such representation or warranty which contains a materiality exception therein, the failure of such representation or warranty to be true and correct as written) on and as of the Closing Date (or, with respect to any such representations or warranties which speak as of an earlier date, on and as of such earlier date). Anything in Section 9.01 hereof, or elsewhere in this Agreement, to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Purchaser for indemnification pursuant to this
Section 9.02 unless written notice of such claim or action is received by the Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date an which the representation or warranty on which such claim or action is based ceases to survive as set forth in such Section 9.01.

         (b) Notwithstanding the foregoing, the aggregate Losses for which the CEC Indemnitees shall be entitled to indemnification pursuant to this Section
9.02 shall not exceed $32,500,000.

         (c) Payments by the Purchaser pursuant to this Section 9.02 shall be limited to the amount of any Loss that remains after deducting therefrom (i) any tax benefit to CEC and (ii) any insurance proceeds and any indemnity, contribution or other similar payment actually paid to CEC from any third party with respect thereto; provided that the amount of such deductions with respect to any particular Loss shall be reduced by the amount at any taxes or other levies imposed upon CEC's receipt of payment from the Purchaser in respect of such Loss. Tax benefits will be considered to be realized by CEC for purposes of this Section 9.02 in the year in which a payment occurs under this Section 9.02, and the amount of the tax benefits shall be determined by assuming CEC is in the maximum applicable foreign, federal, state and local income tax bracket. With respect to any insurance proceeds and any indemnity, contribution or other similar payment referred to in clause
(ii) above, CEC agrees to take such action as may be reasonably necessary to make a claim for, and to diligently seek to collect, such insurance proceeds, indemnity, contribution or other similar payment.

         (d) Except as set forth in this Agreement and in the Ancillary Agreements to which the Purchaser is a party, the Purchaser is not making any representation, warranty, covenant or agreement with respect to the matters contained herein or contemplated hereby. Anything herein or in any or the Ancillary Agreements to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of CEC, after the consummation of the purchase and sale of the Group Stock on the Closing Date as contemplated hereby, to rescind this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

         SECTION 9.03. Indemnification by CEC. (a) CEC agrees, subject to the terms and conditions of this Agreement, to indemnify the Purchaser and its subsidiaries and affiliates and their respective directors, officers, employees and agents (each a "Purchaser Indemnitee") against and hold each of them harmless from all Losses in excess of $2,500,000 in the aggregate, suffered, incurred or paid by the Purchaser Indemnitees as a result of or arising out of the failure of any representation or warranty made by CEC in this Agreement or in any of the Ancillary Agreements to be true and correct in all material respects (or, in the case of any such representation or warranty which contains a materiality exception therein, the failure of such representation or warranty to be true and correct as written) on and as of the Closing Date (or, with respect to any such representations or warranties which speak as of an earlier date, on and as of such earlier date). Anything in Section 9.01 hereof, or elsewhere in this Agreement, to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against CEC for indemnification pursuant to this Section 9.03 unless written notice of such claim or action is received by CEC describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in such Section 9.01.

         (b) Notwithstanding the foregoing and the pro- visions of Section 4.1 of the Tax Agreement, the sum of the aggregate of the Louses and Taxes (as defined in the Tax

Agreement) far which the Purchaser Indemnitees shall be entitled to indemnification pursuant to this Section 9.03 and Section 4.1 of the Tax Agreement, respectively, shall not exceed $32,500,000.

         (c) Payments by CEC pursuant to this Section 9.03 shall be limited to the amount or any Loss that remains after deducting therefrom (i) any tax benefit to the Purchaser or any member of the CMH Group resulting from the payment or incurrence of such Loss and (ii) any insurance proceeds and any indemnity, contribution or other similar payment actually paid to the Purchaser or any member of the CMH Group from any third party with respect thereto; provided that the amount of such deductions with respect to any particular Loss shall be reduced by the amount of any taxes or other levies imposed Upon the receipt of payment from CEC in respect of such Loss by any of the Purchaser Indemnitees Tax benefits will be considered to be realized by the Purchaser for purposes of this Section 9.03 in the year in which a payment occurs under this
Section 9.03, and the amount of the tax benefits shall be determined by assuming the Purchaser is in the maximum applicable foreign, federal, state and local income tax bracket. With respect to any insurance proceeds and any indemnity, contribution or other similar payment referred to in clause (ii) above, the Purchaser agrees to take such action as may be reasonably necessary to make a claim for, and to diligently seek to collect, such insurance proceeds, indemnity, contribution or other similar payment.

         (d) Except as set forth in this Agreement and in the Ancillary Agreements to which CEC i& a party, neither CEC nor any of its subsidiaries, affiliates, officers, directors, employees or agents is making any representation, warranty, covenant or agreement with respect to the matters contained herein or in any of the Ancillary Agreements or as to any matters contemplated hereby or thereby. Anything herein or in the Ancillary Agreements to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser, after the consummation of the purchase and sale of the Group Stock on the Closing Date as contemplated hereby, to rescind this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

         SECTION 9.04. Limitation on Indemnification. (a) Notwithstanding anything in this Agreement to the contrary, CEC shall not have any liability under any provision of this Agreement for any increase in Losses to the extent such increase results from actions taken or not taken by the Purchaser or any of its Subsidiaries or affiliates after the Closing. In no event shall any party hereto be liable for consequential damages arising out of a breach of any representation or warranty. The parties hereto shall take reasonable steps to mitigate all Losses upon and after becoming aware of any event or circumstance which could reasonably be expected to give rise to such Losses.

         (b) Notwithstanding anything in this Agreement to the contrary, in respect of any breach of the representations contained in Section 3.12 hereof, CEC shall not be obligated to indemnify the Purchaser for any Losses that (i) exceed the amount necessary to remediate the item in question to meet the requirements of the applicable governmental or regulatory authority or agency exercising jurisdiction over the subject matter of the item in question, (ii) result from the Purchaser's or any of its subsidiaries' or affiliates' actions or inactions that cause or result in an increase in such Losses or (iii) arise from the enactment of any laws, rules, statutes or regulations not in effect on the Closing Date or from changes in requirements or interpretations of any laws, rules, statutes or regulations existing on the closing Date.

         SECTION 9.05. Notice of Claim. If any CEC Indemnitee or Purchaser Indemnitee (each an "Indemnified Party") has suffered or incurred any Loss, or any third party claim, whether pursuant to an administrative Proceeding, action at law, suit in equity, or otherwise (a "Third Party Claim"), is instituted which, if decided adversely to such Indemnified Party, would result in such Indemnified Party suffering or incurring any Loss, such Indemnified Party (or CEC or the Purchaser, as applicable, on behalf of such Indemnified Party) shall give prompt written notice to the party against which a claim for indemnification may be made pursuant to this Agreement (the "Indemnifying Party"), setting forth: (i) the facts or events, in reasonable detail, which indicate that such Indemnified Party ha. suffered or incurred, or is threatened with suffering or incurring, such Loss, (ii) the amount of such Loss (estimated, if necessary) or, in the case of a Third Party Claim, such Indemnified Party's then good faith estimate of the reasonably foreseeable estimated amount of its claim for indemnification for much Loss, and (iii) the method of computation of the amount of such Loss, any of which information shall be promptly amended by such Indemnified Party when its knowledge of the facts or events and resulting liability so warrant; provided that any failure by an Indemnified Party to comply with the provisions of this

Section 9.05 shall in no way impair its rights to be indemnified in accordance with this Article IX and shall not affect any claim hereunder, except to the extent that such failure to so comply with this Section 9.05 has materially prejudiced the Indemnifying Party with respect to the claim in question.

         SECTION 9.06. Defense of Third Party Claim; Remediation Actions. (a) The Indemnifying Party shall have the right to conduct and control, at its expense and through counsel of its own choosing, the defense of any Third Party Claim, but the Indemnified Party may, at its election, participate in the defense of such Third Party Claim at its sole cost and expense; provided that if
(i) the Indemnifying Party shell fail to promptly and diligently defend any such Third Party Claim, (ii) the Indemnifying Party and the Indemnified Party mutually agree or (iii) the named parties to such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the written opinion of independent counsel satisfactory to both such parties, be inappropriate due to actual or potential differing interests between them, then the Indemnified Party or Indemnified Parties so affected may defend, through one counsel of its or their own choosing, and settle such Third Party Claim and may recover from the Indemnifying Party the amount of any settlement to which the Indemnifying Party consents or of any final and non-appealable judgment rendered in respect thereof, together with the reasonable costs and expenses (including the reasonable attorneys' fees of such counsel) of such defense, provided that the Indemnified Party shall not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

         (b) Without limiting the generality of paragraph (a) above, in the event that CEC shall be obligated to indemnify any Purchaser Indemnitee pursuant to Section 9.03(a) hereof as a result of the breach of the representation contained in Section 3.12 hereof, CEC shall have the sole and exclusive right to
(i) if applicable and if requested by CEC, control and conduct all negotiations with any governmental or regulatory agency or authority asserting any claim in respect of the subject matter of such indemnity claim and (ii) if applicable and if requested by CEC, develop any plan of remediation required in respect of the subject matter of such claim and control and conduct (or cause to be conducted) all such remediation work in respect of such claim. The Purchaser shall cooperate with CEC in respect of the matters specified in clauses (i) and (ii) above and shall grant to CEC such access, during normal business hours, to the facilities or the Purchaser as CEC may reasonably request in order to conduct any such required remediation work, provided that such remediation work shall not unreasonably interfere with the business or operations of the Purchaser or any member of the CMH Group.


                                   ARTICLE X

                              SPECIFIC AGREEMENTS

         SECTION 10.01. Transfer of Certain Stock. (a) The parties recognize that certain governmental and third-party consents and approvals are required to transfer the shares of capital stock of the Clarklift/Samsung Entities other than Normandie Manutention S.A. and Flandres Manutention S.A. (such shares of capital stock requiring such consents and approvals, the "Specified Stock"). CEC agrees to use it. commercially reasonable efforts to obtain such governmental and third-party consents and approvals (other than the consents and approvals in respect of the transfer of the Samsung-Clark Co., Ltd. shares) in a timely manner, Provided that CEC shall not be obligated to pay any consent or similar fee to any third party or otherwise incur any unreasonable expenses or suffer any unreasonable burdens in obtaining such consents and approvals.

         (b) In the event that any such consents and approvals are not obtained by CEC as aforesaid on or prior to the Closing Date, then the Specified Stock with respect to which such consent or approval has not been obtained shall not be transferred from CEC to the Purchaser on the Closing Date, and CEC and the Purchaser shall cooperate with each other to establish arrangements that are reasonable and lawful as to CEC and the Purchaser which provide the Purchaser with the benefits, risks, liabilities and burdens of Ownership of the Specified Stock, provided that nothing contained in this Section 10.01 shall affect or reduce any of the Purchaser's obligations under this Agreement or any of the Ancillary Agreements to which it is a party, and provided, further, that CEC shall not be obligated to incur any financial obligation in establishing or complying with such arrangements. The parties hereto agree that the failure of CEC to obtain such consents or approvals at, prior to or after the Closing Date, after exercise of commercially reasonable efforts as specified above, shall not
(i) constitute a breach by CEC of any of its obligations under this Agreement, (ii) result in a Material Adverse Effect, or (iii) be a justification for the Purchaser to fail to consummate the transactions contemplated by this Agreement, it being understood that if all of the other conditions to Closing set forth in this Agreement have been satisfied or waived by the appropriate party, then the Closing shall occur notwithstanding the failure to obtain such consents and approvals, and the provisions of paragraphs
(a) and (c) hereof shall apply with respect to any of the Specified Stock not transferred on the Closing Date as a result of this paragraph (b).

         (c) For a reasonable period of time not to exceed one year following the Closing Date, CEC shall us. its commercially reasonable efforts to obtain any such governmental and third-party consents and approvals referred to in
Section 10.01(a) hereof. If any such consents or approvals are obtained by CEC after the Closing Date, then the Specified Stock with respect to which such consent or approval has been obtained shall be deemed to have been transferred by CEC to the Purchaser on and as of the Closing Date to the same extent as if such Specified Stack had been transferred by CEC to the Purchaser on and as of the Closing Date pursuant to Section 2.01 hereof, unless such consent or approval specifies its effectiveness as of a later date, in which case the Specified Stock shall be deemed to have been transferred by CEC to the Purchaser on and as of such later date.

         SECTION 10.02. Transfer of Clark GmbH. The Purchaser acknowledges that the capital stock of Clark Equipment GmbH ("Clark GmbH") is currently owned in part by CEC and in part by Clark Business Services Corporation (an indirect wholly-owned subsidiary of CEC), and that for certain foreign law reasons it is beneficial for the capital stock of Clark GmbH to continue to be owned by two separate legal entities. Accordingly, the Purchaser agrees that at the Closing it will make all necessary arrangements for the capital stock of Clark GmbH to be owned in part by the Purchaser (or an affiliate of the Purchaser designated by the Purchaser) and in part by a separate affiliate of the Purchaser designated by the Purchaser. Purchaser and CEC shall bear equally all transfer taxes and other revenue stamps required in connection with or arising out of any such transfer of the capital stock of Clark GmbH. Purchaser shall be responsible for and indemnify and hold harmless each CEC Indemnitee from and against any and all tax liabilities arising out of the failure of the Purchaser to comply with the provisions of this Section 10.02.

         SECTION 10.03. Certain Notices. (a) Pursuant to Sections 3.01 and 3.02 or the Asset Contribution Agreement dated as or March 31, 1992 by and between CEC and CMHC (the "CEC/CMHC Agreement"), CMHC has, among other things, agreed to indemnify and hold harmless certain Persons (each a "Clark Indemnified Person") from and against all damages, louses, claims, obligations, liabilities, costs (including reasonable attorneys' fees and expenses) and expenses suffered, incurred or paid by the Clark Indemnified Persons as a result of or arising out or various liabilities, obligations and contracts, all as more specifically described in such Sections 3.01 and 3.02 (collectively, the "Clark Indemnified Liabilities"). In the event that any action, suit, proceeding or demand shall be commenced or made in respect of a Clark Indemnified Liability for which indemnification will be sought under such Section 3.01 or 3.02, the respective Clark Indemnified Persons (or CEC on behalf of such Clark Indemnified Persons) shall provide CMHC with written notice of the commencement or making of such action, suit, proceeding or demand.

         (b) Upon receipt by CMHC or such written notice, CMHC shall either promptly pay such Clark Indemnified Liability within 10 days after delivery of such notice or assume the defense thereof through counsel reasonably satisfactory to CEC; provided, however, that if CMHC shall elect to defend such Clark Indemnified Liability, the respective Clark Indemnified Persons and CEC (in the event CEC is not the Clark Indemnified Person making the claim) shall be entitled to participate in any such action, suit, proceeding or demand with counsel of its own choice but at its own expense.

         (c) If CMHC fails to pay such Clark Indemnified Liability or assume such defense within 10 days after receipt of such notice, or, in the case of such assumption, CMHC shall fail to diligently prosecute such defense after such assumption, CEC may, at its sole election, either pay such Clark Indemnified Liability or assume such defense, through counsel of its own choosing, and the reasonable fees and expenses of its attorneys shall in all respects be deemed to be Clark Indemnified Liabilities and shall be entitled to the same indemnification rights as all other Clark Indemnified Liabilities. In addition, if the named parties to any action, suit, proceeding or demand in respect of a Clark Indemnified Liability (including any impleaded parties) include both a Clark Indemnified Person, on the one hand, and the Purchaser and/or any of its subsidiaries or affiliate., on the other hand, and representation of both parties by the same counsel would, in the written opinion of independent counsel reasonably satisfactory to both such parties, be inappropriate due to actual or potential differing interests between them, then CEC may assume such defense, through counsel of its own choosing, and the reasonable fees and expenses of its attorneys shall in all respects be deemed to be Clark Indemnified Liabilities and shall be entitled to the same indemnification rights as all other Clark Indemnified Liabilities.

         (d) Upon any assumption of such defense by CEC as specified in the first sentence of paragraph (c) above, CEC shall be entitled to pays settle or otherwise compromise any claims arising out of such action, suit, proceeding or demand, on such terms as it may determine in its sole discretion, and any such payment, settlement or compromise shall in all respects be deemed to be Clark Indemnified Liabilities and shall be entitled to the same indemnification rights as all other Clark Indemnified Liabilities.

         (e) It is expressly acknowledged and agreed that nothing contained in this Section 10.03 shall be construed to limit, nullify or otherwise reduce any of CEC's rights or CMHC's obligations under the CEC/CMHC Agreement.

         SECTION 10.04. Settlement or Compromise of Certain Claims. Notwithstanding anything in Section 10.03 hereof to the contrary, neither the Purchaser nor CMHC nor any subsidiary or affiliate of either entity shall, without the prior written consent of CEC, settle or compromise any claim, action, suit or proceeding or consent to the entry of any judgment in connection with a Clark Indemnified Liability in any manner (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to CEC of a written release of CEC and all other Clark Indemnified Persons from all liability in respect of such claim, action, suit or proceeding or (ii) that may materially and adversely affect CEC or any other Clark Indemnified Person.

         SECTION 10.05. Certain Undertakings. (a) From and after the closing Date, CMHC hereby agrees, jointly and severally with the Purchaser, to pay, perform and discharge on a timely basis each and every obligation of the Purchaser set forth in this Agreement and in the Ancillary Agreements to which the Purchaser is a party, and CMHC hereby further agrees to pay, perform and discharge on a timely basis each of its obligations, liabilities and duties set forth in this Agreement (including, without limitation, each of its obligations, liabilities and duties set forth in Sections 5.08, 5.09, 5.11, 6.06, 10.03,
10.04 and 10.06 hereof).

         (b) CMHC hereby acknowledge. the undertaking of the Purchaser set forth in Section 10.06 hereof and hereby confirms and agrees that each and every obligation of CMHC under this Agreement, the Trademark Assignment Agreement, the CEC/CMHC Agreement and the Intellectual Property Agreement dated as of March 31, 1992 by and between CEC and CMHC, are the joint and several obligations of CMHc and the Purchaser.


         SECTION 10.06. Additional Undertakings. (a) From and after the Closing Date, the Purchaser hereby agrees, jointly and severally with CMHC and Clark Canada, as applicable, to pay, perform and discharge on a timely basis (i) each and every obligation of CMHC under this Agreement, the Trademark Assignment Agreement, the CEC/CMHC Agreement and the Intellectual Property Agreement referred to in Section 10.05(b) above and (ii) each and every obligation of Clark Canada under the Asset Transfer Agreement dated as of March 31, 1992 by and between Clark Canada and Old Clark Canada.

         (b) Purchaser hereby acknowledges the undertaking of CMHC set forth in
Section 10.05 hereof and hereby confirms and agrees that each and every obligation of the Purchaser hereunder and under the Ancillary Agreements to which it is a party are the joint and several obligations of the Purchaser and CMHC.

         (c) Purchaser hereby acknowledges and agrees, jointly and severally with CMHC and Clark Canada, that none of them shall have the right to, and the Purchaser hereby agrees to cause each member of the CMH Croup (other than the Clarklift/Samsung Entities) not to, assert any claims or causes of action against CEC or any subsidiary or affiliate of CEC (and hereby expressly waives, jointly and severally with CMHC and Clark Canada, any such claims or causes of action), with respect to or arising out of the Clark Indemnified Liabilities (as defined in Section 10.03(a) hereof), including but not limited to any claims or causes of action in connection with any products, parts or components manufactured or sold by another subsidiary, affiliate or business unit of CEC which are or were incorporated into any products, parts, accessories, attachments or components heretofore or hereafter sold by CEC or by any member of the CMH Group in the conduct of the Business. With respect to any claims or causes of actions referred to in the immediately preceding sentence, CEC agrees to provide such reasonable cooperation as the Purchaser may reasonably request in pursuing any such claims or causes of actions against third parties, provided that the Purchaser shall promptly reimburse CEC for its out-of-pocket expenses reasonably incurred by CEC in connection with such cooperation, and provided, further, that such cooperation shall not unreasonably interfere with the operations of CEC or any of its subsidiaries, affiliates or business units.

         SECTION 10.07. Use of Name. The Purchaser agrees that from and after the 40th Business Day following the Closing Date, it will not, and will not permit any of its subsidiaries or affiliate. (including, without limitation, any member of the CMH Croup) to, use any trade name, trademark, service mark or trade dress incorporating both the term "Clark" and either (or both) of the terms "Equipment" or "Components" or any derivations thereof. Notwithstanding the foregoing, (a) the Purchaser and the members of the CMH Group (other than the Clarklift/Samsung Entities) may deplete all inventory, work-in-process, parts and materials existing on the Closing Date which uses any trade name, trademark, service mark or trade dress incorporating both the term "Clark" and either (or both) of the terms "Equipment" or "Components" or any derivations thereof, (b) the Purchaser and the members of the CMH Group (other than the Clarklift/Samsung Entities) may, for a period of 90 days following the Closing Date, deplete all stationery, invoices and other paper goods existing on the closing Date which use any trade name, trademark, service mark or trade dress incorporating both the term "Clark" and the either (or both) of the terms "Equipment" or "Components" or any derivation thereof and (c) the Purchaser and the members of the CMH Group (other than the Clarklift/Samsung entities) may use (but shall deplete as promptly as reasonably Practicable) all packaging, brochures and parts manuals existing on the Closing Date which uses any trade name, trademark, service mark or trade dress incorporating both the terms "Clark" and either (or both) of the terms "Equipment" or "Components" or any derivation thereof; provided, however, that in each case the Purchaser shall place or cause to be placed on any such item a stamp, mark or other notation identifying the Business as a business of the CMH Group (and not of CEC); and provided, further, that in no event shall the Purchaser or any member of the CMH Group reorder any of the foregoing items.

                                   ARTICLE XI

                                  TERMINATION

         SECTION 11.01. Events of Termination. This Agreement may be terminated at any time prior to Closing (a) by mutual written agreement of the Purchaser and CEC or (b) by either CEC or the Purchaser if the Closing shall not have occurred on or prior to July 31, 1992; provided, however that the right to terminate this Agreement under this Section 11.01 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

         SECTION 11.02. Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 11.01 hereof, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 5.02, 5.05 and 12.02 hereof and as provided in the Confidentiality Agreement) shall terminate without further liability or obligation of either party to the other party hereunder (including, without limitation, any liability for the failure of the Closing to occur as a result of any condition specified herein not being satisfied on or prior to the date of such termination), except that (a) nothing herein shall relieve any party from liability for any willful breach of this Agreement and (b) nothing herein or in the Escrow Agreement (including, without limitation, any forfeiture by the Purchaser of the Escrow Amount (as defined in the Escrow Agreement) pursuant Section 5(b) of the Escrow Agreement) shall limit or otherwise restrict any of CEC's rights or claims against the Purchaser (whether arising at law, in equity or otherwise) for the failure by the Purchaser to satisfy any of the conditions precedent set forth in Article VIII hereof on and as of July 31, 1992.


                                  ARTICLE XII

                                 MISCELLANEOUS

         SECTION 12.01. Knowledge of CEC. As used in this Agreement and the Ancillary Agreements, the term "to the knowledge of CEC" and words of similar import shall mean the actual knowledge, after due inquiry in the Case of the named individuals below, of: Gary Bello, President of Clark Material Handling Company; Henry Jackson, Vice President and Chief Financial Officer of Clark Material Handling Company;

Michael Grossman, Vice President and General Counsel of Clark Material Handling Company; David Field, Associate Counsel of Clark Material Handling Company; or any employee of CEC who shall remain an employee of CEC immediately following the Closing.

         SECTION 12.02. Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

         SECTION 12.03. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the state of New York applicable to contracts made and to be performed entirely within the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law).

         SECTION 12.04. Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 12.05. Publicity. Except as otherwise required by applicable law, regulation or rule. of a national securities exchange, neither party hereto nor any of their respective subsidiaries shall issue any press release or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party to the content and the manner of presentation and publication thereof.

         SECTION 12.06. Disclaimer of Projections, Etc. Neither party, nor any subsidiary, affiliate or representative of either party, nor any of their respective directors, officers or employees, makes any representation or warranty to the other party except, in the case of CEC, CMHC, Clark Equipment GmbH, Clark Components Korea, Inc. and the Purchaser, as specifically made in this Agreement and in the Ancillary Agreements to which such Person is a party. Neither CEC nor any of it. subsidiaries, affiliates or representatives nor any of their respective directors, officers or employees Rakes any representation or warranty to the Purchaser with respect to any estimates, projections, forecasts, plans or budgets relating to the Business or to any member of the CMH Group. With respect to any such estimates, projections and other forecasts, plans and budgets delivered by or on behalf of CEC to the Purchaser or any of its representatives, the Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility far making its own evaluation of the adequacy, accuracy and reasonableness of all such estimates, projections, forecasts, plans and budgets so furnished to it or its representatives and (iv) it shall have no claim, and shall not attempt to assert any claim, against CEC or any of its subsidiaries or affiliate. or any of their respective directors, officers, employees, agents, Stockholders, consultants, investment bankers or representatives, or hold CEC or any such Persons liable, with respect thereto.

         SECTION 12.07. Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a)      if to CEC, to it at:

         Clark Equipment Company
         100 North Michigan Street
         South Bend, Indiana  46601
         Telecopy No.;  (219) 239-0237
         Attn:    Bernard D. Henely, Esq.
                  Vice President and
                  General Counsel

         with a copy to:

         White & Case
         1155 Avenue of the Americas
         New York, New York 10036
         Telecopy No.:  (212) 354-8113
         Attn:    William F. Wynne, Jr., Esq.

(b)      if to the Purchaser,
         to it at:

         Terex Corporation
         201 W. Walnut Street
         Green Bay, Wisconsin 54303
         Telecopy No.:     (414) 432-5094
         Attn:    Chief Executive Officer
with a copy to:

         KCS Industries, Inc.
         500 Post Road East
         Suite 320
         Westport, Connecticut 06880
         Telecopy No.:     (203) 222-7976
         Attn:    Marvin B. Rosenberg, Esq.
                  General Counsel

         and an additional copy to:

         Skadden, Arps, Slate, Meagher & Flom
         919 Third Avenue
         New York, New York 10022
         Telecopy No.:     (212) 735-2000
         Attn:  J. Michael Schell

or in any case to such other address or telecopy number as shall be furnished in writing by any such party to the other party, and such notice or communication shall be deemed to have been given as of the date so delivered or sent by telecopy or five days after deposited in the mails, as applicable; provided, however, that notice of a change of address shall be effective only upon receipt thereof.

         SECTION 12.08. Parties in Interest. (a) This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (b) Notwithstanding the foregoing, the Purchaser may at any time prior to the Closing designate in writing to CEC one or more of its wholly-owned subsidiaries to acquire any part of the Group Stock, provided that notwithstanding such designation, each of the Purchaser and CMHC shall remain fully liable for the performance of all of its obligations hereunder and under each of the Ancillary Agreements to which it is or is to become a party.

         SECTION 12.09. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         SECTION 12.10. Entire Agreement. This Agreement, including the Exhibits, the Disclosure Schedule, the Ancillary

Agreements, the Confidentiality Agreement and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the parties with respect to such subject matter other than the Confidentiality Agreement.

         SECTION 12.11. Disclosure Schedule. Each party hereto acknowledges and agrees that the Sections contained in the Disclosure Schedule are intended to be complementary and that all items disclosed in any Section of the Disclosure Schedule which are appropriate for disclosure in another Section of the Disclosure Schedule shall be incorporated without reference to such other Section of the Disclosure Schedule.

         SECTION 12.12. Transfer, Etc. Taxes. Except as otherwise specifically provided in this Agreement or in any of the Ancillary Agreements, all domestic and foreign stamp, transfer, notorial, documentary, sales, use, registration and other similar taxes and fees incurred in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (collectively, the "Transfer Taxes") shall be borne equally by CEC and the Purchaser. The Purchaser shall obtain any stock transfer stamps required and shall properly file, with the cooperation of CEC, on a timely basis all necessary tax returns, reports, forms, and other documentation with respect to any Transfer Taxes, and shall provide to CEC, upon request, appropriate invoices evidencing all such Transfer Taxes.

         SECTION 12.13. construction of Certain Provisions. Each party hereto acknowledges and agrees that the specification of any dollar amount in the representations and warranties or other provisions contained in this Agreement or the inclusion of any specific item in any Section of the Disclosure Schedule is not intended to imply that such amounts or any higher or lower amounts, or the items so included or any other items, are or are not material, and neither party shall use the fact of the setting of such amounts herein or the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or Batter not described or included herein or in the Disclosure Schedule is or is not material for purposes of this Agreement.

         SECTION 12.14. Amendments; No Waivers. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto. Any provision of this Agreement can be amended, supplemented or modified by written agreement of the parties hereto and can be waived in writing by the party entitled to the benefit of such provision. No waiver or failure to insist upon strict compliance with any provision of this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply strictly with each 'of the provisions of this Agreement.

         SECTION 12.15. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         SECTION 12.16. Third Party Beneficiaries. Except as otherwise set forth herein, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         SECTION 12.17. References to Subsidiaries and Affiliates. As used in this Agreement, (i) the term "subsidiary" when used in reference to any person or entity shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such person or entity and (ii) the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended.

         IN WITNESS WHEREOF, each of the parties hereto has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, all as of the day and year first above written.


                                    CLARK EQUIPMENT COMPANY



                                    By /s/
                                       ---------------------------
                                       Name:
                                       Title: Vice President

                                    TEREX CORPORATION



                                    By /s/
                                       ---------------------------
                                       Name:
                                       Title:


                                    CLARK MATERIAL HANDLING COMPANY (to the
                                    extent of its obligations and agreements set forth or referred to in Sections 10.05 and
                                    10.06 hereof)



                                    By /s/
                                       ---------------------------
                                       Name:
                                       Title: Vice President